Form 10-K, Exhibit 13
period 1996-06-30
INTERTAN INC
filed 1996-09-27
CIK 803227

                                                                      Exhibit 13
Company Profile


  InterTAN, Inc., headquartered in Fort Worth, Texas, is an international consumer electronics retailer with approximately 1,800 company-operated retail stores and dealer outlets in Canada, the United Kingdom and Australia. InterTAN's retail operations are conducted under trade names licensed from Tandy
Corporation: "RadioShack" in Canada, "Tandy" in the United Kingdom and "Tandy Electronics" in Australia.

  InterTAN carries a broad range of private label and brand name consumer electronics products, including audio and video, communication products, telephones, cellular equipment, computers, personal electronics, batteries and parts and accessories. InterTAN is committed to providing consumers with high quality merchandise, convenient locations and excellent service from friendly, knowledgeable sales associates.

  InterTAN's common shares are traded on the New York Stock Exchange under the symbol "ITN" and the Toronto Stock Exchange under the symbol "ITA."

[Three images (all being photographs) appear in the foregoing text and are described as follows: 1) a caller-ID telephone device; 2) a personal computer consisting of a CPU, monitor with built-in speakers, keyboard and mouse; and 3) an assortment of batteries for general consumer usage.]



Financial Highlights


(In thousands, except percent, per
share data,  Year ended June 30 number
of sales outlets and number of employees)                  1996       1995        1994       1993/3/       1992/3/
- -----------------------------------------------------------------------------------------------------------------------------------

Operating Results:
 Net sales                                               $506,445   $491,751    $465,766    $641,966      $681,440
 Gross profit percent                                        44.3       43.2        44.3        43.0          48.7
 Operating income                                          11,629     13,861/1/   16,851/1/  (93,155)/1/   (49,554)/1/
 Net income (loss)                                         (2,241)     8,123       9,649    (109,060)      (45,892)
 Primary net income (loss) per average common share         (0.21)       .81        2.09      (12.20)        (5.15)
 Fully diluted net income (loss) per average common share   (0.21)       .65        1.50      (12.20)        (5.15)
- -----------------------------------------------------------------------------------------------------------------------------------

Financial Position at Year End:
 Total assets                                              261,633   262,039     258,591     240,534       361,422
 Net working capital                                       145,471   157,582     148,108      40,989       160,141
 Long-term debt                                             64,730    83,555      89,831      40,000/2/     40,000
 Stockholders' equity                                      119,512   113,326     101,513      82,179       201,025
- -----------------------------------------------------------------------------------------------------------------------------------

Other Information at Year End:
 Number of sales outlets                                     1,780     1,839       1,817       2,136         2,341
 Retail square feet (Company-operated stores)                1,707     1,780       1,821       2,272         2,648
 Number of employees                                         4,343     4,217       4,220       5,662         6,200
- -----------------------------------------------------------------------------------------------------------------------------------


/1/ Fiscal years 1995, 1994, 1993 and 1992 include provisions (credits) of ($1,600,000), ($3,612,000), $77,400,000 and $49,754,000, respectively, relating to business restructuring.

/2/ Classified as current in 1993 and included in debt to be refinanced on the balance sheet. If the long-term debt had not been reclassified, net working capital would have been $80,989,000.

/3/ Amounts for 1993 and 1992 include results for the Company's former operations in continental Europe which have been closed.

                                                                  INTERTAN, INC.
- --------------------------------------------------------------------------------

Management's Discussion and Analysis
of Financial Condition and Results of Operations


Introductory Note Regarding Forward Looking Information

  With the exception of historical information, the matters discussed herein are forward looking statements about the business, financial condition and prospects of InterTAN, Inc. (the "Company" or "InterTAN"). The actual results of the Company could differ materially from those indicated by the forward looking statements because of various risks and uncertainties including, but not limited to, international economic conditions, interest and foreign exchange rate fluctuations, various tax issues, including possible reassessments, changes in product demand, competitive products and pricing, availability of products, inventory risks due to shifts in market conditions, dependence on manufacturers' product development, the regulatory and trade environment, real estate market fluctuations and other risks indicated in the Company's previous filings with the Securities and Exchange Commission. These risks and uncertainties are beyond the ability of the Company to control, and in many cases the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward looking statements.

                             Results of Operations

Overview
InterTAN is engaged in the sale of consumer electronics products through company-operated retail stores and dealer outlets in Canada, the United Kingdom and Australia. The Company's ongoing retail operations are conducted through three wholly-owned subsidiaries: InterTAN Australia Ltd., which operates in Australia under the trade name "Tandy Electronics"; InterTAN Canada Ltd., which operates in Canada under the trade name "RadioShack"; and InterTAN U.K. Limited, which operates in the United Kingdom under the "Tandy" trade name. All of these trade names are used under license from Tandy Corporation ("Tandy") of Fort Worth, Texas.

The geographic distribution of the Company's sales outlets is summarized in the following table:

Sales Outlets

                      Fiscal Year 1996         June 30
                      Ending   Opened Closed 1995  1994
- --------------------------------------------------------
Canada
Company-operated        450       9      5    446   451
Dealer                  402      21     48    429   425
- --------------------------------------------------------
                        852      30     53    875   876
- --------------------------------------------------------
Australia
Company-operated        210       9      4    205   210
Dealer                  202      23     81    260   266
- --------------------------------------------------------
                        412      32     85    465   476
- --------------------------------------------------------
United Kingdom
Company-operated        345      14      4    335   334
Dealer                  171      17     10    164   131
- --------------------------------------------------------
                        516      31     14    499   465
- --------------------------------------------------------
Total
Company-operated      1,005      32     13    986   995
Dealer                  775      61    139    853   822
- --------------------------------------------------------
                      1,780      93    152  1,839 1,817
- --------------------------------------------------------

                                                                  INTERTAN, INC.
- --------------------------------------------------------------------------------

  The dealers included in the preceding table are independent retail businesses which operate under their own trade names but are permitted, under dealer agreements, to purchase any of the products sold by InterTAN company stores. The dealer agreements contain a license permitting the dealer to designate the consumer electronics department of the dealer's business as a "RadioShack Dealer," a "Tandy Dealer," or a "Tandy Electronics Dealer," as applicable. Sales to dealers accounted for approximately 9% of total sales during fiscal year 1996.

  InterTAN's business is seasonal; sales peak in the November-December Christmas selling season. The Company's cash flow requirements are also seasonal since inventories build prior to the Christmas selling season. Significant inventory growth for all operations typically begins to build in late summer and peaks in November.

  The Company's fiscal year ends June 30. Historically, units operating outside North America reported on a May 31 fiscal year end. Effective with fiscal year 1995, the Company's subsidiaries in Australia and the United Kingdom changed their fiscal year end to June 30 to coincide with that of the parent Company, thus eliminating the historical one-month lag in reporting. As a consequence of this change, losses incurred in Australia and the United Kingdom during the month of June, 1994, aggregating $1,740,000, have been charged directly to retained earnings. In order to facilitate the comparison of results for fiscal year 1995 with those of fiscal year 1994, management has revised the 1994 results to show what they would have been had this change in reporting been given retroactive effect. The table which follows presents a statement of operations which compares results for the current year with results for fiscal years 1995 and 1994, as revised and as reported:


                                                                          Year ended June 30
                                                                   1996       1995       1994        1994
(In thousands, except per share data)                                                  (Revised) (As Reported)
- --------------------------------------------------------------------------------------------------------------
Net sales and operating revenues                                  $506,445   $491,751   $467,629    $465,766
Other income                                                           902      1,217        713         771
- --------------------------------------------------------------------------------------------------------------
                                                                   507,347    492,968    468,342     466,537
Operating costs and expenses:
  Cost of products sold                                            282,052    279,436    261,449     259,338
  Selling, general and administrative expenses                     205,694    193,767    186,221     186,017
  Depreciation and amortization                                      7,972      7,504      7,951       7,943
  Provision for business restructuring                                  --     (1,600)    (3,612)     (3,612)
- --------------------------------------------------------------------------------------------------------------
                                                                   495,718    479,107    452,009     449,686

Operating income                                                    11,629     13,861     16,333      16,851

  Foreign currency transaction (gains) losses                         (338)       314     (2,207)     (1,472)
  Interest expense, net                                              6,709      7,462      8,459       8,351
- --------------------------------------------------------------------------------------------------------------

Income before income taxes                                          5,258       6,085     10,081       9,972
Provision (benefit) for income taxes                                7,499      (2,038)    (9,677)     (9,677)
- --------------------------------------------------------------------------------------------------------------

Net income (loss)                                                 $(2,241)     $8,123    $19,758     $19,649
- --------------------------------------------------------------------------------------------------------------

Primary net income (loss) per average common share                 $(0.21)      $0.81     $2.10        $2.09
- --------------------------------------------------------------------------------------------------------------
Fully diluted net income (loss) per average common share           $(0.21)      $0.65     $1.50        $1.50
- --------------------------------------------------------------------------------------------------------------

Average common shares outstanding                                  10,901      10,043     9,422        9,422
- --------------------------------------------------------------------------------------------------------------

Average common shares outstanding assuming full dilution           10,901      17,186    13,639       13,639
- --------------------------------------------------------------------------------------------------------------


  In the discussion of Results of Operations which follows, when comparisons are made between fiscal years 1995 and 1994, comparisons will be made, in all cases, with the results as revised. Management believes that these revised results provide the most meaningful basis of comparison.

  Since the impact of the fluctuations of local country currencies against the U.S. dollar can be significant, the following analysis of the income and expense categories is based both on amounts expressed in U.S. dollars and as a percent of sales. Profit and loss accounts, including sales, are generally translated from local currency values to U.S. dollars at the monthly average exchange rates.

                                                                  INTERTAN, INC.
- --------------------------------------------------------------------------------

During fiscal year 1996, the U.S. dollar was weaker against the Canadian and Australian dollars than in fiscal year 1995. As a result, the same local currency amounts translate into more U.S. dollars as compared with the prior year. For example, if local currency sales of the Canadian operation in fiscal 1996 were equal to those in fiscal 1995, the fiscal 1996 income statement would reflect a 1.4% increase in sales when reported in U.S. dollars. On the other hand, during fiscal year 1996 the U.S. dollar strengthened against the pound sterling. Consequently, in the United Kingdom, the same local currency amounts would translate into less U.S. dollars in fiscal year 1996 as compared with fiscal year 1995. The table below outlines the percentage change of the weighted average exchange rates as compared to the prior year:

                          1996      1995   1994
- ---------------------------------------------------
Canada                     1.4     (3.1)  (6.4)
Australia                  2.1      8.3   (3.2)
United Kingdom            (1.9)     5.6   (8.9)
- ---------------------------------------------------

Net Sales and Operating Revenues
  Net sales and operating revenues ("sales") in U.S. dollars increased by $14,694,000 in fiscal year 1996, an increase of 3.0% over fiscal year 1995. The impact on sales of stronger Australian and Canadian dollars was partially offset by a weaker pound sterling. On a net basis, foreign exchange effects accounted for $1,450,000 of the increase. In constant dollars, therefore, sales increased by $13,244,000, or 2.7%. This increase in sales, measured at comparable exchange rates, was attributable, in part, to an increase in the number of company-operated stores. During fiscal year 1996, the Company opened 32 new company-operated stores while closing 13 stores for a net increase of 19 company-operated stores. In fiscal years 1995 and 1994, the Company reduced the number of stores by 9 and 33, respectively. The Company is actively seeking viable new and replacement locations, particularly in the United Kingdom, where management believes prospects for increasing sales are greatest. Net additions are planned for fiscal year 1997 in all three countries, aggregating approximately 15 company-operated stores, with about one-half of those in the United Kingdom. The Company's strategy of reviewing and closing certain marginal locations, where appropriate, will also continue.

  The decrease in the number of dealers is primarily attributable to programs in Canada and Australia designed to eliminate dealers that were not purchasing product in sufficient quantities to make them profitable to the Company. The reduction in the number of dealers is not expected to have a material effect on sales. The Company intends to continue to explore opportunities to expand its dealer base to produce sales from communities too small to support company-operated stores.

  The following table illustrates the total percentage sales increase (decrease) by geographic area as measured in U.S. dollars and local currencies:

Sales Increase (Decrease)
                                U.S. dollars
                             Year ended June 30
(Percent change)             1996   1995   1994
- -------------------------------------------------
Canada                        2.2    2.0   (6.4)
Australia                    12.1    7.8   (3.1)
United Kingdom               (0.6)   8.8    1.2
- -------------------------------------------------
                              Local Currencies
                             Year ended June 30
                             1996    1995   1994
- -------------------------------------------------
Canada                        1.0    5.3      0
Australia                    10.3   (0.1)  (0.5)
United Kingdom                1.3    3.2   10.9
- -------------------------------------------------

The following table illustrates comparative company-operated store sales measured in comparable exchange rates:


Comparative Company-Operated Store Sales/1/
                                                          U.S. dollars
                                                        Year ended June 30
(Percent change)                                       1996   1995   1994
- ---------------------------------------------------------------------------
Canada                                                  0.6    6.5    1.7
Australia                                              10.7    2.5    4.0
United Kingdom                                         (0.7)   4.1   11.0

/1/ Derived from the accumulation of each store's monthly sales in local currency for those months in which it was open both in the current and preceding year.

- -------------------------------------------------

  Comparative stores sales increased during fiscal year 1996 as a whole by 1.9%. The effect of a difficult fiscal 1996 Christmas quarter partially offset gains made during the other periods of the year. While comparative store sales increased by 0.3%, 6.4% and 5.1% in the September, March and June quarters, respectively, a comparative store sales loss of 3.6% occurred in December quarter. Management believes that certain steps taken to refocus the Company into its market niche, including the decision to de-emphasize the video game business, had a temporary unfavorable impact on sales. For example, reduced video game sales depressed overall sales by 2.1%, requiring improvements in other product categories just to stay even with the prior year.

  During fiscal year 1996, the Company implemented a number of new service initiatives and advertising programs made available to it under an advertising agreement concluded with Tandy late in fiscal year 1995. These included the positioning statement, "You've got questions. We've got answers." and the new service initiative, "The Repair Shop at RadioShack." The Company is also in the early stages of implementing the service initiative, "RadioShack Unlimited."

                                                                  INTERTAN, INC.
- --------------------------------------------------------------------------------

The steps taken to refocus the Company into its niche market together with the introduction of these and other new service initiatives had an overall positive impact on sales during fiscal year 1996 and management believes that sales will continue to benefit from this strategy during fiscal year 1997.

  Net sales increased by $24,122,000 in fiscal year 1995. A stronger Australian dollar and pound sterling accounted for $7,034,000 of the increase. Sales at comparable exchange rates increased by 3.6% in fiscal year 1995. This increase in sales was achieved despite a net reduction of nine company-operated stores. Comparative store sales increased by 4.9% during fiscal year 1995.

  Net sales decreased by $176,200,000 during fiscal year 1994. Elimination of sales in continental Europe following the closure of European operations accounted for $157,175,000 of this decline. A stronger U.S. dollar explains a further reduction in sales of $28,423,000. When both of these factors are removed, sales in the Company's ongoing markets measured at comparable exchange rates increased by 2.4% in fiscal year 1994. The closure of a net 33 stores during the year had a negative impact on sales. Comparative store sales for the year increased by 5.1%.

Gross Profit
  Gross profit in fiscal year 1996 was $12,078,000 higher than in fiscal 1995, primarily due to an increase in sales and an improvement in the gross margin percentage. The following analysis summarizes the components of the increase in gross profit over that experienced in fiscal year 1995 (in thousands):

- ---------------------------------------------------
Higher gross margin percentage         $5,488
Higher sales                            5,725
Stronger foreign currencies               865
- ---------------------------------------------------
                                      $12,078

The following table illustrates gross profit as a percentage of sales, by geographic area:

(As a percent of sales)    1996  1995  1994
                                     (Revised)
- ---------------------------------------------------
Canada                     45.6  45.1  46.8
Australia                  45.5  43.8  43.1
United Kingdom             41.6  39.9  40.3
- ---------------------------------------------------
Consolidated               44.3  43.2  44.1

  The gross profit percentage for fiscal year 1996 rose from 43.2% a year ago to 44.3%, an increase of 1.1 percentage points. Management's overall objective for the year had been to improve margins by a full percentage point. This objective was achieved as margins increased in all markets. This improvement results primarily from a merchandising strategy which places greater emphasis on the Company's higher margin core categories, including parts and accessories and private label goods. Increased cellular phone revenues, emphasis on the sale of extended warranty contracts and tighter controls over inventories also had a positive effect on margins.

  Management believes that the steps taken to refocus the Company in its niche market as well as the benefits of current and planned service and other initiatives will continue to make a positive contribution to margins in fiscal year 1997. However, it may be unrealistic to expect that improvement will continue at the pace experienced in fiscal 1996.

  In fiscal year 1995, the gross margin percentage declined by 0.9 percentage points. Much of this decline occurred in Canada and was due to a swing in the sales mix away from private label goods towards branded product, in particular computers. Management addressed this issue by better managing the percentage of computers in the product mix. The effect of the decline in Canadian margins was partially offset by an improvement in the gross margin percentage in Australia following the installation of an electronic point-of-sale system in that operation.

  In fiscal year 1994, the gross margin percentage improved by 0.9 percentage points. In fiscal year 1993, however, margins had been depressed by the low margin on sales in continental Europe. The margin percentage in the Company's core markets of Canada, Australia and the United Kingdom actually declined by
1.8 percentage points. Reductions in margin percentages in Australia and the United Kingdom were partially offset by an improvement in Canada. These reductions were attributable to competitive pricing pressure and to the introduction of lower margin branded products in Australia.

Selling, General and Administrative Expenses
  Selling, general and administrative expense ("SG&A"), as a percentage of sales, increased from 39.4% in fiscal year 1995 to 40.6% in the current year.

The following chart illustrates SG&A expense as a percentage of sales by geographic area:

SG&A Expense by Geographic Area

(As a percent of sales)    1996  1995  1994
                                     (Revised)
- ---------------------------------------------------
Canada                     35.6  34.5  36.2
Australia                  41.6  41.9  41.6
United Kingdom             45.0  42.1  42.0
- ---------------------------------------------------
Consolidated               40.6  39.4  39.8

                                                                  INTERTAN, INC.
- --------------------------------------------------------------------------------

The following table provides a breakdown of SG&A expense by major category (in thousands):


SG&A Expense by Category

                                           1996                          1995                    1994
                                                                                               (Revised)
                                   Dollars     % of Sales         Dollars  % of Sales     Dollars  % of Sales
- ---------------------------------------------------------------------------------------------------------------
Payroll                            $83,507         16.5            $78,359      15.9       $75,469     16.1
Advertising                         26,045          5.1             24,638       5.0        24,880      5.3
Rent                                40,918          8.1             39,423       8.0        38,845      8.3
Taxes (other than income taxes)     16,942          3.3             16,160       3.3        15,593      3.3
Telephone, telex and utilities       6,865          1.4              6,669       1.4         6,863      1.5
Other                               31,417          6.2             28,518       5.8        24,571      5.3
- ---------------------------------------------------------------------------------------------------------------
                                  $205,694         40.6           $193,767      39.4      $186,221     39.8
- ---------------------------------------------------------------------------------------------------------------

Foreign exchange rate effects did not have a material effect on the increase in SG&A expenses during fiscal year 1996.

  Implementing a strategy of growing the business by refocusing the Company in its niche market, introducing new service and other initiatives and expanding in selected markets of necessity required some increase in SG&A spending. The increase in the number of stores resulted in higher rent and increased store payroll costs. Payroll costs also increased as a result of the "Repair Shop at RadioShack" initiative as well as the strengthening of the management teams in all three countries. Management information systems were also improved, particularly in the United Kingdom.

  Management's objective had been to keep SG&A expense as a rate to sales flat with the prior year. This objective proved to be unattainable, primarily as a result of sales in the December quarter which did not meet expectations. Management will continue to focus its attention on controlling costs, with an overall strategy of reducing SG&A as a percentage of sales during fiscal 1997, after excluding the scheduled 0.25 percentage point increase in the royalty payable to Tandy.

  In fiscal year 1995, SG&A expense increased by $7,546,000. After the effects of foreign exchange rate fluctuations are eliminated, the increase, measured at constant exchange rates was $4,544,000. SG&A spending in fiscal year 1995 was heavily affected by the decision to refocus the Company in its niche market. This action resulted in one-time costs incurred in the process of restructuring the business, including the severance of two senior executives and the retirement of a third as well as the relocation of the corporate headquarters from Toronto to Fort Worth. These one-time costs totaled approximately $1,500,000.

  In fiscal year 1994, SG&A expense was reduced by $96,320,000. After the effects of foreign exchange and the impact of the closure of the Company's operation in continental Europe are eliminated, SG&A in the Company's core markets, measured at constant exchange rates, declined by $9,848,000. Almost 60% of this reduction was in payroll. These savings resulted from management's focus on managing payroll at the store level and eliminating certain functions in central units and corporate headquarters.

Depreciation and Amortization
  Depreciation and amortization expense increased modestly in fiscal year 1996 by $468,000, primarily as a result of increased capital spending on store renovations, new stores and investments in management information systems. Depreciation and amortization expense had decreased by $477,000 during fiscal year 1995, primarily as a result of reduced capital spending during the period of the Company's financial restructuring. In fiscal year 1994, depreciation and amortization expense fell by $5,570,000. Most of this reduction was attributable to the closure of operations in continental Europe. Management anticipates that depreciation and amortization expense will increase in future periods as capital spending increases to renew assets and in response to growth in the business. Most of this spending will be on store expansion, remodeling and upgrading.

Provision for Business Restructuring
  In May, 1993, the Board of Directors approved management's plan to discontinue the Company's continental European retail operations. The Company recorded a pre-tax charge in the fourth quarter of fiscal 1993 in the amount of $77,400,000 in connection with the shutdown to provide for management's best estimate of the costs of inventory liquidation, lease commitments, payroll and severance, other operating costs during the shutdown period, and losses on the disposal of fixed assets and leaseholds. At June 30, 1994, all inventory and assets had been sold, all significant leases had been canceled and all employees had been terminated.

                                                                  INTERTAN, INC.
- --------------------------------------------------------------------------------

  The credit of $3,612,000 to the business restructuring provision in fiscal 1994 represents the cumulative translation adjustment effects of liquidating the European business entities. During the fourth quarter of fiscal 1995, certain European claims and contingencies were settled for amounts less than originally estimated. As a result of these settlements and certain other developments, management reduced the accrual by $1,600,000.

  Management believes the remaining restructuring reserve at June 30, 1996 of $2,630,000 is adequate to provide for the Company's remaining obligations in Europe including those arising from legal actions brought against the Company by former employees, dealers and franchisees.

Foreign Currency Transaction (Gains)/Losses
  A foreign currency transaction gain of $338,000 arose during fiscal year 1996 compared to a foreign currency loss of $314,000 in fiscal year 1995. These gains and losses resulted from a variety of factors, including the effect of fluctuating foreign currency values on inter-company debt and regular trade payables denominated in currencies other than the functional currency of the debtor. The Company's major exposure to foreign currency risks are the Canadian dollar denominated subordinated convertible debentures (the "Debentures") carried on the books of the Company and the U.S. dollar denominated notes due to Tandy which are recorded in the Canadian subsidiary. Historically, these two debts provided a natural hedge, as the related foreign currency risks were largely offsetting. The risk with respect to these two debts will increase with time as the notes payable to Tandy are paid down. In fiscal year 1994, a foreign currency transaction gain of $1,472,000 was experienced. This gain was attributable primarily to a gain on the repayment of a loan owing by the Canadian subsidiary to the Company.

Net Interest Expense
  Interest expense, net of interest income, was $6,709,000, $7,462,000 and $8,351,000 for fiscal years 1996, 1995 and 1994, respectively.

  The reduction in net interest expense in fiscal year 1996 results from reduced interest bearing debt as a consequence of principal repayments on the notes payable to Tandy as well as the voluntary conversion of a portion of the Debentures by the holders thereof. In addition, the amortization of a significant portion of the Company's bank financing costs had been completed in fiscal 1995. The reduction in net interest expense during fiscal year 1995 is attributable to lower average net debt, primarily because of the fact that during part of fiscal year 1994, interest was being paid to Tandy on short-term debt which had accumulated during the period of the Company's financial restructuring. The effect of this reduction in net debt was partially offset by an increase in the amortization of financing charges. The increase in net interest expense in fiscal year 1994 was due to a combination of higher rates, the amortization of financing costs and increased average borrowings.

Income Taxes
  In assessing the required valuation allowance against the deferred tax assets at June 30, 1994, the Company concluded that it was more likely than not that a portion of the deferred tax assets of the Canadian subsidiary would be used to offset future tax. This conclusion was primarily influenced by the successful completion of new financing arrangements in the form of bank loans and the Debentures, negotiation of its loan and merchandising agreements with Tandy and the closure of its European operations. Accordingly, during fiscal year 1994, the Company recognized a deferred tax benefit in the amount of $12,325,000. This deferred tax benefit was partially offset by current tax expenses related to U.S. taxes on foreign interest income and certain Canadian federal and provincial taxes, resulting in a net tax benefit of $9,677,000.

  During fiscal 1995, management reviewed the realization of its remaining deferred tax assets. Based on the operating performance of the Canadian subsidiary, particularly in the first two quarters, management concluded that the valuation allowance should be further reduced by approximately $9,100,000 and the Company recognized a deferred tax benefit of that amount. The Company also recorded a current tax benefit of $1,000,000 relating to the parent Company. These tax benefits were partially offset by a provision for Canadian federal and provincial income taxes on the profits of the Canadian subsidiary, resulting in a net tax benefit for the year of $2,038,000.

  The provision for taxes for fiscal year 1996 of $7,499,000 primarily represents a provision for Canadian federal and provincial taxes on the profits of the Canadian subsidiary.

  At June 30, 1996, the Company had deferred tax assets in all three countries aggregating $36,684,000 against which a valuation allowance has been recorded in the amount of $30,461,000. Approximately $20,500,000 of the valuation allowance relates to loss carryforwards in Australia and the United Kingdom. The potential realization of the deferred tax assets will be reviewed on a regular basis.

  An audit of the Canadian income tax returns of the Canadian subsidiary for the 1987 to 1989 taxation years was completed during fiscal year 1994, resulting in additional tax being levied against the Canadian subsidiary. The Company has appealed these reassessments and, pending the outcome of these matters, the Company, by Canadian law, was required to pay one-half of the tax in dispute. The tax levied by Revenue Canada in reassessing those years was offset by refunds arising from the carryback of losses incurred in subsequent years.

                                                                  INTERTAN, INC.
- --------------------------------------------------------------------------------

Depending on the ultimate resolution of these issues, the Company could potentially have an additional liability in the range of $0 to $10,700,000. The Company believes it has meritorious arguments in defense of a number of the issues raised by Revenue Canada and it is in the process of vigorously defending its position. It is management's determination that no additional provision need be recorded for these reassessments. In order for the Company to succeed in appealing certain aspects of these reassessments, it must succeed in defending the possible reassessments discussed immediately below.

  The Company was advised in August 1995 that Revenue Canada intended to extend the scope of its 1987 to 1989 reassessments to raise certain issues flowing from the spin-off of the Company from Tandy in fiscal year 1987. Management disagrees with Revenue Canada's views on these issues and will vigorously defend the Company's position should Revenue Canada pursue these issues. Management believes it has meritorious arguments supporting its stance and, accordingly, no additional provision has been recorded for these possible reassessments. Tax reassessments related to these issues, if successfully pursued, could potentially range from $14,000,000 to $20,000,000. As required by Canadian law, the Company would be required to post a deposit of one-half of the tax in dispute, including interest, in order to appeal any reassessment.

  An audit of the Canadian income tax returns of the Canadian subsidiary for the 1990 to 1993 taxation years was commenced during the 1995 fiscal year. While to date no reassessments have been issued by Revenue Canada arising from this audit, the Company has been advised that Revenue Canada is challenging certain interest deductions relating to the Canadian subsidiary's former operations in continental Europe and is proposing to tax certain foreign exchange gains related to such operations. Management estimates that the possible range of loss should Revenue Canada ultimately prevail in these matters, after all appeals have been unsuccessfully pursued by the Company, could range from $18,000,000 to $25,000,000. Assuming Revenue Canada pursues these issues, in order for the Company to proceed with such appeals, the Company would be required to post a deposit equal to one-half of the 1990-1993 tax in dispute, together with interest, which management estimates should not exceed $9,000,000. Management believes it has meritorious arguments in support of the deductibility of such interest and in support of its treatment of the foreign exchange gains and is prepared to vigorously defend its position should the Canadian tax authorities proceed with such a challenge. Accordingly, it is management's assessment that no provision need be recorded for these possible claims.

Net Income per Average Common Share
  The primary net loss and fully diluted loss per average common share were both $0.21 for fiscal year 1996 as the effect of the Debentures was anti-dilutive. For fiscal years 1995 and 1994, primary net income per average common share and fully diluted net income per average common share were $0.81 and $0.65, and $2.09 and $1.50, respectively. In each of those periods, the difference between primary and fully diluted net income per average common share was due primarily to the dilutive effect of the Debentures, which are convertible into 7,123,860 common shares. Because the Debentures were anti-dilutive during one or more quarters of fiscal years 1996 and 1995, fully diluted net income (loss) per average common share during the four quarters of those fiscal years do not total fully diluted net income per average common share for those fiscal years as a whole. The dilutive effect of this instrument will likely continue in future periods and exchange rate impacts on the Debentures may increase or decrease their dilutive effects.

  The Company has outstanding warrants exercisable for 1,449,007 common shares at an exercise price of $6.618 per share. Also, in fiscal years 1996, 1995 and 1994, the Company's directors and employees held options to purchase 650,833, 650,000 and 707,499 common shares, respectively, at exercise prices ranging from $5.31 to $8.1875, $5.31 to $8.125 and $5.31 to $7.125, respectively. The outstanding warrants and options were also considered in determining primary and fully diluted net income per average common share.

                                                                  INTERTAN, INC.
- --------------------------------------------------------------------------------

                        Liquidity and Capital Resources

The Company's principal sources of outside financing are its loan from Tandy, the Debentures and bank facilities.

  On August 5, 1993, Tandy, through its wholly-owned subsidiary, Trans World Electronics, Inc., acquired the debt then outstanding under the Company's Revolving Credit and Term Loan Agreement of $41,748,000. This debt was then restructured as a term loan facility ("Series A Note") bearing interest at 8.64%. It is payable semi-annually over a six year period commencing February 25, 1995. In addition, Tandy provided the Company with a $10,113,000 three-year loan ("Series B Note") which bears interest at 8.11% and was due on August 25, 1996. The agreement governing these loans is herein referred to as the "Tandy Loan Agreement." During fiscal year 1996, the Company made scheduled repayments on the Series A Note aggregating $6,958,000. In addition, the Series B Note was retired early in May, 1996.

  As part of the financial restructuring indicated above, the Company entered into a Merchandise Agreement with Tandy which requires the Company to use Tandy's export unit as its exclusive exporter of products from the Far East through the term of the Merchandise Agreement. The Merchandise Agreement requires the Company to support a percentage of the total cost of purchase orders placed with Far Eastern suppliers with either letters of credit or cash deposits. The percentage ranges from a low of 60% in the December to April period to a high of 90% in August. In October, 1995, agreement was reached to lower the letter of credit posting requirement on Canadian purchases. The Company has reached agreement with Tandy whereby the same reduced letter of credit requirements have been extended to the Company's other subsidiaries.

  On May 6, 1994, InterTAN Canada Ltd., InterTAN, Inc., and InterTAN U.K. Limited entered into a one-year credit agreement ("Syndicated Loan Agreement") with a syndicate of banks. This agreement has been renewed and now extends through mid-August, 1997. This facility is used primarily to provide letters of credit in support of purchase orders. At June 30, 1996, there were borrowings against the credit facility aggregating $975,000. In addition, $29,279,000 was committed in support of letters of credit and a further $399,000 was committed in support of foreign exchange contracts. At June 30, 1996, $13,345,000 of credit was available for use.

  Both the Tandy Loan Agreement and the Syndicated Loan Agreement preclude the Company from paying dividends on its common stock. In addition, the Tandy Loan Agreement and the Syndicated Loan Agreement contain covenants which require the Company to maintain tangible net worth at a specified minimum level and which limit the level of debt due both to Tandy as well as other parties, capital spending, lease commitments, store openings and require the Company to maintain debt to equity and working capital ratios at agreed levels. These loan agreements also require the Company to meet certain interest coverage ratios. During fiscal year 1996, the Company was in compliance with all of these requirements except for the interest coverage ratio tests under the Syndicated Loan Agreement at December 31, 1995 and under the Tandy Loan Agreement at June 30, 1996. All members of the bank syndicate and Tandy have waived these events of non-compliance.

  During fiscal year 1994, the Company closed a private placement of Cdn$60,000,000 of 9% subordinated convertible debentures which will mature on August 30, 2000. Interest on the Debentures is payable semi-annually, at the end of February and August. At June 30, 1996, Cdn$56,812,000 ($41,660,000 at the June 30, 1996 exchange rate) of Debentures were outstanding. The conversion rate is 118.7310 common shares for each Cdn$1,000 face amount of Debentures, equivalent to a conversion price of approximately Cdn$8.42, or $6.17 per share at the June 30, 1996 exchange rate. The Debentures are subordinated to all senior indebtedness of the Company, including the Company's revolving bank facility and the Tandy Loan Agreement.

  Operating activities generated $12,185,000 in cash during fiscal year 1996, an increase of $4,155,000 over the cash generated during fiscal year 1995. Increases in inventories consumed $13,698,000 in cash during fiscal year 1996, while reductions in inventories had generated $1,687,000 in cash a year ago.
The increase in the Company's inventory levels in fiscal year 1996 results from a merchandising strategy which places greater emphasis on higher margin private label goods. These products require larger order sizes and longer lead times. An improvement in the Company's in-stock position and a wider product assortment also contributed to the increase. The effect of this reduction in cash was partially offset by an increase in accounts payable which preserved $9,960,000 in cash compared to $834,000 in fiscal 1995. Net income, adjusted to reconcile net income to cash, generated $15,418,000 in cash, $1,634,000 more than in fiscal year 1995. Operating activities resulted in an inflow of cash of $8,030,000 during fiscal year 1995, compared to an outflow of $24,788,000 during fiscal year 1994. Net income in fiscal year 1995, adjusted to reconcile net income to cash, generated only $1,357,000 more cash than in fiscal year 1994. However, significant cash outflows had occurred in fiscal 1994 as the European restructuring reserve was reduced and amounts owing to Tandy and other creditors which had accumulated during the period of the Company's financial restructuring were liquidated. These outflows were partially offset by tax refunds of approximately $14,000,000.

                                                                  INTERTAN, INC.
- --------------------------------------------------------------------------------

  Investing activities consumed $9,961,000 in cash in fiscal year 1996 compared to $5,773,000 in fiscal year 1995. This change results primarily from an increase in additions to property and equipment as the Company proceeds with a plan to open new stores and renovate existing stores. In fiscal year 1994, investing activities generated cash of $9,013,000 as the proceeds from the liquidation of assets in continental Europe significantly exceeded routine additions to property and equipment.

  In fiscal year 1996, financing activities consumed $13,895,000 in cash. The effects of scheduled repayments on the Series A Note payable to Tandy as well as the early retirement of the Series B Note were partially offset by short-term borrowings and cash generated from the sale of stock to employee plans. In fiscal year 1995, financing activities consumed $1,658,000 in cash. Cash consumed by the principal payment of debt to Tandy was partially offset by the proceeds from the sale of common stock to employee plans. In fiscal year 1994, cash generated by the sale of stock to employee plans together with the net proceeds from long-term borrowings contributed $47,095,000 in cash.

  The Company's primary uses of liquidity in fiscal year 1997 will include the building of inventory levels for the 1996 Christmas selling season, the funding of capital additions and the servicing of debt. The Company anticipates that capital additions will approximate $12,000,000 in fiscal year 1997, mainly related to store expansion, remodeling and upgrading. The Company's debt servicing requirements in fiscal year 1997 are estimated to be $13,300,000 and include principal payments on the Tandy Loan of $6,958,000. In addition, as previously described, the Company believes that it could possibly receive additional reassessments of tax from Revenue Canada. See "Income Taxes."

  The Company's primary sources of liquidity in fiscal year 1997 will be its cash and short-term investments on hand, cash generated from operations and the syndicated credit facility. In addition, the Company has recently concluded an agreement with an Australian bank which would provide a further credit facility to the Australian subsidiary in the amount of A$12,000,000 ($9,450,000 at the June 30, 1996 rate of exchange). While the Syndicated Loan Agreement together with the new Australian facility will be used primarily to support letters of credit issued in accordance with the Merchandise Agreement, management believes that it will be necessary to borrow against these facilities as inventories are built for the 1996 Christmas selling season. Borrowings against the Syndicated Loan Agreement will also be required from time to time to fund operations, primarily in the United Kingdom. Management believes these facilities will be adequate to provide letters of credit to the level required by peak outstanding orders.

  Management believes that the Company's cash and short-term investments on hand and its cash flow from operations coupled with the Syndicated Loan Agreement and the new credit facility in Australia will provide the Company with sufficient liquidity to meet its planned requirements through fiscal year 1997, provided the amount of any additional tax deposits were not at the upper end of the ranges described above under "Income Taxes." If this were the case, the Company would be required to seek additional sources of liquidity. Management is currently in the process of studying additional funding alternatives. However, there can be no assurance that additional funding would be available, if required.

                                                                  INTERTAN, INC.
- --------------------------------------------------------------------------------

Consolidated Statements of Operations


                                                                             Year ended June 30
(In thousands, except per share data)                                    1996       1995       1994
- ------------------------------------------------------------------------------------------------------
Net sales and operating revenues                                        $506,445   $491,751   $465,766
Other income                                                                 902      1,217        771
- ------------------------------------------------------------------------------------------------------
                                                                         507,347    492,968    466,537
- ------------------------------------------------------------------------------------------------------

Operating costs and expenses:
  Cost of products sold (including purchases from
    Tandy Corporation of $86,366, $69,091, and $94,604, respectively)    282,052    279,436    259,338
  Selling, general and administrative expenses                           205,694    193,767    186,017
  Depreciation and amortization                                            7,972      7,504      7,943
  Provision for business restructuring                                        --     (1,600)    (3,612)
- ------------------------------------------------------------------------------------------------------
                                                                         495,718    479,107    449,686
- ------------------------------------------------------------------------------------------------------

Operating income                                                          11,629     13,861     16,851

  Foreign currency transaction (gains) losses                               (338)       314     (1,472)
  Interest expense, net                                                    6,709      7,462      8,351
- ------------------------------------------------------------------------------------------------------

Income before income taxes                                                 5,258      6,085      9,972
Provision (benefit) for income taxes                                       7,499     (2,038)    (9,677)
- ------------------------------------------------------------------------------------------------------

Net income (loss)                                                        $(2,241)    $8,123    $19,649

- ------------------------------------------------------------------------------------------------------
Primary net income (loss) per average common share                        $(0.21)     $0.81      $2.09
- ------------------------------------------------------------------------------------------------------

Fully diluted net income (loss) per average common share                  $(0.21)     $0.65      $1.50
- ------------------------------------------------------------------------------------------------------

Average common shares outstanding                                          10,901    10,043      9,422
- ------------------------------------------------------------------------------------------------------

Average common shares outstanding assuming full dilution                   10,901    17,186     13,639
- ------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.

                                                                  INTERTAN, INC.
- --------------------------------------------------------------------------------

Consolidated Balance Sheets


                                                                        June 30,   June 30,
(In thousands, except share amounts)                                      1996       1995
- ----------------------------------------------------------------------------------------------
Assets
Current Assets:
  Cash and short-term investments                                           $ 34,096  $ 45,260
  Accounts receivable, less allowance for doubtful accounts                    9,422     8,710
  Inventories                                                                162,207   146,184
  Other current assets                                                         7,628     9,377
  Deferred income taxes                                                        3,831     8,484
- ----------------------------------------------------------------------------------------------
    Total current assets                                                     217,184   218,015

Property and equipment, less accumulated depreciation and amortization        39,129    34,996
Other assets                                                                   2,928     4,117
Deferred income taxes                                                          2,392     4,911
- ----------------------------------------------------------------------------------------------
                                                                            $261,633  $262,039
- ----------------------------------------------------------------------------------------------
Liabilities and Stockholders' Equity

Current Liabilities:
  Short-term bank borrowings                                                   $ 975  $     --
  Current maturities of notes payable to Tandy Corporation                     6,958     6,958
  Accounts payable                                                            24,082    14,039
  Accounts payable to Tandy Corporation                                          894       429
  Accrued expenses                                                            25,833    25,104
  Income taxes payable                                                        12,971    13,903
- ----------------------------------------------------------------------------------------------
    Total current liabilities                                                 71,713    60,433

Long-term notes payable to Tandy Corporation, less current maturities         23,070    39,833
9% convertible subordinated debentures                                        41,660    43,722
Other liabilities                                                              5,678     4,725
- ----------------------------------------------------------------------------------------------
                                                                             142,121   148,713
- ----------------------------------------------------------------------------------------------

Stockholders' Equity:
  Preferred stock, no par value, 1,000,000 shares authorized,
    none issued or outstanding                                                    --        --
  Common stock, $1 par value, 40,000,000 shares authorized,
    11,172,506 and 10,192,767 issued and outstanding                           11,173   10,193
  Additional paid-in capital                                                  111,678  106,376
  Retained earnings                                                            19,132   21,373
  Foreign currency translation effects                                        (22,471) (24,616)
- ----------------------------------------------------------------------------------------------
    Total stockholders' equity                                                119,512  113,326
- ----------------------------------------------------------------------------------------------
    Commitments and contingent liabilities
                                                                             $261,633 $262,039
- ----------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.

                                                                  INTERTAN, INC.
- --------------------------------------------------------------------------------

Consolidated Statements of Cash Flows


                                                                     Year ended June 30
(In thousands)                                                    1996      1995      1994
- --------------------------------------------------------------------------------------------------

Cash flows from operating activities:
Net income (loss)                                                 $  (2,241)  $ 8,123   $  19,649
  Adjustments to reconcile net income (loss) to cash
  provided by (used in) operating activities:
    Results from the Australia and the U.K. transitional
      month (see Note 1)                                                 --    (1,740)         --
    Depreciation and amortization                                     7,972     9,444       8,840
    Deferred income taxes                                             7,172    (1,392)    (12,325)
    Foreign currency transaction gains, unrealized                     (100)     (170)        (89)
    Provision for business restructuring                                 --    (1,600)     (3,612)
    Other                                                             2,615     1,119         (36)

Cash provided by (used for) current assets and liabilities:
  Receivables                                                          (674)   (1,517)       (816)
  Inventories                                                       (13,698)    1,687       3,441
  Other current assets                                                1,298    (1,480)       (661)
  Accounts payable                                                    9,960       834      (5,819)
  Accounts and short-term notes payable to Tandy Corporation            449      (851)    (10,320)
  Accrued expenses                                                      452    (3,667)    (39,201)
  Income taxes payable                                               (1,020)     (760)     16,161
- --------------------------------------------------------------------------------------------------
    Net cash provided by (used in) operating activities              12,185     8,030    (24,788)
- --------------------------------------------------------------------------------------------------

Cash flows from investing activities:
  Additions to property and equipment                               (12,119)   (7,530)    (7,011)
  Proceeds from sales of property and equipment                         331     1,538     18,227
  Other investment activities                                         1,827       219     (2,203)
- --------------------------------------------------------------------------------------------------
      Net cash provided by (used in) investing activities            (9,961)   (5,773)     9,013
- --------------------------------------------------------------------------------------------------

Cash flows from financing activities:
  Changes in short-term borrowings, net                                 972       --          --
  Proceeds from issuance of common stock to employee plans            1,484    1,809       3,103
  Proceeds from exercise of stock options                               760       12          --
  Proceeds from long-term borrowings                                    --       --       55,137
  Principal repayments on long-term borrowings                     (17,111)  (3,479)     (11,145)
- --------------------------------------------------------------------------------------------------
      Net cash provided by (used in) financing activities          (13,895)  (1,658)      47,095
- --------------------------------------------------------------------------------------------------
Effect of exchange rate changes on cash                                507      395       (1,150)
- --------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and short-term investments         (11,164)     994       30,170
Cash and short-term investments, beginning of year                  45,260   44,266       14,096
- --------------------------------------------------------------------------------------------------
Cash and short-term investments, end of year                       $34,096  $45,260      $44,266
- --------------------------------------------------------------------------------------------------

Supplemental disclosures of cash flow information
  Cash paid (received) during the year for:
  Interest                                                          $7,976   $8,616       $6,338
  Income taxes                                                        $967     $271     $(13,288)
- --------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.

                                                                  INTERTAN, INC.
- --------------------------------------------------------------------------------

Consolidated Statements of Stockholders' Equity


                                                                                                                Foreign
                                                                                                    Retained   Currency
                                                               Common Stock         Additional      Earnings  Translation
(In thousands)                                                 Shares  Amount     Paid-In Capital   (Deficit)   Effects
- ---------------------------------------------------------------------------------------------------------------------------
Balance at June 30, 1993                                       9,201    $9,201         $98,855       $(4,659)     $(21,218)
Net foreign currency translation adjustments                      --        --              --            --        (5,573)
Issuance of warrants to purchase common stock                     --        --           2,155            --            --
Issuance of common stock to employee plans                       514       514           2,589            --            --
Net income                                                        --        --              --        19,649            --
- ---------------------------------------------------------------------------------------------------------------------------

Balance at June 30, 1994                                        9,715    9,715         103,599        14,990       (26,791)
Net foreign currency translation adjustments                       --       --              --            --         2,175
Issuance of common stock to employee plans                        476      476           2,767            --            --
Issuance of common stock under stock option plans                   2        2              10            --            --
Results from Australia and the U.K. transitional month
  (see Note 1)                                                     --       --              --        (1,740)           --
Net income                                                         --       --              --         8,123            --
- ---------------------------------------------------------------------------------------------------------------------------

Balance at June 30, 1995                                       10,193   10,193         106,376        21,373       (24,616)
Net foreign currency translation adjustments                       --       --              --            --         2,145
Issuance of common stock to employee plans                        483      483           2,805            --            --
Issuance of common stock under stock option plans                 118      118             642            --            --
Conversion of subordinated debentures to
  common stock                                                    379      379           1,855            --            --
Net loss                                                           --       --              --        (2,241)           --
- ---------------------------------------------------------------------------------------------------------------------------

Balance at June 30, 1996                                       11,173   11,173        $111,678       $19,132      $(22,471)
- ---------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.

                                                                  INTERTAN, INC.
- --------------------------------------------------------------------------------

Notes to Consolidated Financial Statements


Note 1  Summary Of Significant
        Accounting Policies

Basis of Presentation
  The consolidated financial statements include the accounts of the Company and its subsidiaries. The Company operates consumer electronic retail stores in Canada, Australia, and the United Kingdom. The Company's operations in continental Europe (Belgium and France) were closed during fiscal year 1994.
All material intercompany transactions, balances and profits have been eliminated. The Company's fiscal year ends June 30. For fiscal years 1994 and prior, units operating outside North America reported on a May 31 fiscal year end. Effective with fiscal year 1995, the Company's subsidiaries in Australia and the United Kingdom changed their fiscal year end to June 30 to coincide with that of the parent company. This change did not have a material impact on the comparability of the Company's consolidated financial statements for the year as a whole. Losses for the month of June, 1994, in Australia and the United Kingdom, which totaled $1,740,000, were charged directly to retained earnings.

Cash and Short-Term Investments
  Cash in stores, deposits in banks and short-term investments with original maturities of three months or less are considered as cash and cash equivalents.

Inventory
  Inventories are comprised primarily of finished merchandise and are stated at the lower of cost, based on the average cost method, or market value.

Property and Equipment
  Property and equipment are recorded at cost and depreciated over the estimated useful lives of the assets using the straight-line method. Estimated useful lives range from 25 to 40 years for buildings, 2 to 8 years for fixtures and equipment and 25 years for lease premiums. Leasehold improvements are amortized over the life of the lease or the useful life of the asset, whichever is shorter.

  Maintenance and repairs are charged to expense as incurred. Renewals and improvements which materially prolong the useful lives of the assets are capitalized. The cost and related accumulated depreciation of property retired or sold are removed from the accounts, and gains or losses are recognized in the income statement.

Net Sales and Operating Revenues
  Net sales and operating revenues include items related to normal business operations, including service contract and repair income. Service contract revenue, net of direct selling expenses, is recognized over the life of the contract.

Translation of Foreign Currencies
  The local currencies of the Company's foreign entities are the functional currencies of those entities. For reporting purposes, assets and liabilities are translated to U.S. dollars using the exchange rates in effect at the balance sheet date; income and expense items are translated using monthly average exchange rates. The effects of exchange rate changes on net assets located outside the United States are recorded in a separate account in equity. Gains and losses from foreign currency transactions are included in the operations of each period.

Contract Management
  At June 30, 1996, InterTAN Australia had 210 company-operated stores, of which 146 were operated under "contract management" arrangements. Under the typical contract management arrangement, the store manager is not employed by InterTAN Australia, but is under contract to operate the store on behalf of the Company. InterTAN Australia selects and supplies the store location (including lease payments and other fixed location charges) and also supplies leasehold improvements, fixtures and store inventory. InterTAN Australia is also committed to provide service back-up, including advertising and training. The contract manager is responsible for providing the labor and overhead necessary to operate the store (i.e., labor, store utility and other operating costs).
The contract manager may be required to provide a cash deposit. In return for the service of operating the store, the contract manager receives compensation equal to one-half of the store's gross profit.

  The revenue, as well as the expenses paid by the Company, related to contract management stores are included in the consolidated statement of operations. The contract manager's compensation is included in selling, general and administrative expenses. Contract managers' deposits are included in the "Other liabilities" section of the consolidated balance sheet and amounted to $3,145,000 and $2,044,000 at June 30, 1996 and June 30, 1995, respectively.

Capitalized Financing Costs
  Costs incurred in connection with the issuance of debt are capitalized and are amortized over the term of the respective debt. These costs, which include underwriting, bank, legal and accounting fees totaled $4,198,000. Amortization for fiscal years 1996, 1995 and 1994 was $608,000, $1,199,000 and $640,000,
respectively.   Unamortized balances at June 30, 1996 and June 30, 1995 were
$1,805,000 and $2,392,000, respectively.

Advertising Costs
  Advertising costs are expensed the first time the related advertising occurs. During fiscal years 1996, 1995 and 1994, advertising expense was $26,045,000, $24,419,000 and $24,898,000, respectively.

                                                                  INTERTAN, INC.
- --------------------------------------------------------------------------------

Notes to Consolidated Financial Statements


Income Taxes
  The Company records deferred income taxes under the asset and liability approach which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the book amounts and tax basis of assets and liabilities. However, deferred tax assets can be recognized only to the extent that it is more likely than not that the Company will realize the benefits of that deferred tax asset.

  InterTAN considers the earnings of its foreign subsidiaries to be permanently reinvested for use in those operations and, consequently, deferred federal income taxes, net of applicable foreign tax credits, are not provided on the undistributed earnings of foreign subsidiaries. If the earnings of those subsidiaries as of June 30, 1996 were remitted to the parent, approximately $16,207,000, subject to adjustment for deemed foreign taxes paid, would be included in the taxable income of the parent. By operation of tax statutes currently in effect, the Company would incur certain U.S. income taxes, including alternative minimum tax. Such remittances may also be subject to certain foreign withholding taxes (presently rates range from 0% to 15%) for which there would likely be no U.S. tax relief.

Forward Exchange Contracts
  Gains and losses on contracts entered to hedge open inventory purchase orders are included in the cost of the merchandise purchased. Gains and losses on contracts intended to mitigate the effects of exchange rate fluctuations on payables and debt denominated in currencies other than the functional currency of the debtor are included in income in the periods the exchange rates change.

Earnings per Share
  The Company computes primary net income (loss) per average common share by dividing net income by the sum of the weighted average number of common shares outstanding and dilutive common stock equivalents as determined using the treasury stock method. Dilutive common stock equivalents consist of outstanding stock options and warrants. Fully diluted net income per average common share assumes conversion of the 9% subordinated convertible debentures ("Debentures") into common stock, whereby the related interest expense and foreign currency transaction (gains) losses, net of tax, are added back to net income.

New Accounting Standards
  In March 1995, the FASB issued FAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS 121"), which is effective for fiscal years beginning after December 15, 1995.
Effective July 1, 1996, the Company will adopt SFAS 121 which requires that long-lived assets (i.e. property, plant and equipment and goodwill) held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the net book value of the asset may not be recoverable. An impairment loss will be recognized if the sum of the expected future cash flows (undiscounted and before interest) from the use of the asset is less than the net book value of the asset. The amount of the impairment loss will generally be measured as the difference between the net book value of the assets and the estimated fair value of the related assets. The adoption of SFAS 121 in the first quarter of fiscal 1997 is not expected to have a material effect on the Company's consolidated financial statements.

  In October 1995, the FASB issued FAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), which is effective for fiscal years beginning after December 15, 1995. Effective July 1, 1996, the Company will adopt SFAS 123 which establishes financial accounting and reporting standards for stock-based employee compensation plans. The pronouncement defines a fair value based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock option compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting as prescribed by Accounting Principles Board Option No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). Entities electing to remain with the accounting in APB 25 must make pro forma disclosures of net income and earnings per share as if the fair value based method of accounting defined in SFAS 123 had been applied. The Company will continue to account for stock-based employee compensation plans under the intrinsic method pursuant to APB 25 and will make the disclosures in the fiscal 1997 financial statements as required by SFAS 123.

Pervasiveness of Estimates
  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and related revenues and expenses, and disclosure of gain and loss contingencies at the date of the financial statements. Actual results could differ from those estimates.

Classification
  Certain prior year balances have been reclassified to conform with the current year presentation.

Note 2        Bank Debt

  On May 6, 1994, InterTAN Canada Ltd., InterTAN Inc., and InterTAN U.K. Limited entered into a one-year credit agreement ("Syndicated Loan Agreement") with a syndicate of

                                                                  INTERTAN, INC.
- --------------------------------------------------------------------------------

Notes to Consolidated Financial Statements


banks (the "Bank Syndicate"). The Syndicated Loan Agreement is used primarily to provide letters of credit in support of the Company's inventory purchases. This agreement established a one year revolving facility in an amount which is determined using an inventory level calculation not to exceed Cdn$60,000,000 ($43,998,000 at June 30, 1996 exchange rates). The interest rate under the credit facility is Canadian prime rate plus 1% on loans to InterTAN Canada Ltd. and the U.K. base rate plus 2% for loans to InterTAN U.K. Limited. In addition, a standby fee of 0.25% per annum is payable on unused credit facilities. The credit agreement is secured principally by an inventory repurchase agreement among the syndicated agent, the Company and Tandy Corporation ("Tandy"), the Company's principal supplier. This Syndicated Loan Agreement has been renewed and now extends through mid-August, 1997.

  The Syndicated Loan Agreement requires the Company to maintain tangible net worth greater than $80,000,000 before considering the effects of foreign currency translation. The Company must also maintain net capital expenditures at or below $12,000,000 per annum in fiscal year 1996 and $13,000,000 thereafter, maintain a consolidated working capital ratio above 2.0:1 and a debt to equity ratio, as defined, below 0.75:1. The Syndicated Loan Agreement also requires the Company to maintain earnings before depreciation and amortization, interest and taxes less capital expenditures of at least 1.50 times net finance charges for each twelve month period ending September 30, 1995 and December 31, 1995, 1.05 times net finance charges for the twelve month period ended March 31, 1996, 1.25 times net finance charges for the twelve month period ended June 30, 1996 and 1.5 times net finance charges for each twelve month period ending September, December, March, and June thereafter. In September, 1996, the cash interest coverage ratio for the twelve month period ended September 30, 1996 was amended from 1.5 times net finance charges to 0.9 times net finance charges.
The Company has met all of its covenants throughout fiscal year 1996, except the cash interest coverage ratio at December 31, 1995. However, each member of the Bank Syndicate has waived such non-compliance. The Syndicated Loan Agreement also precludes the Company from paying dividends.

  At June 30, 1996, there were borrowings against the credit facility aggregating $975,000. In addition, $29,279,000 was committed in support of letters of credit issued primarily to secure product purchases from Far Eastern suppliers and a further $399,000 was committed in support of foreign exchange contracts. $13,345,000 of credit was available for use at June 30, 1996.

  One of the Company's directors also serves as a director of the agent bank of the Bank Syndicate.

Note 3   Restructuring of Debt
         and Merchandise Agreement
         with Tandy

  On August 5, 1993, Tandy, through its wholly-owned subsidiary, Trans World Electronics, Inc., acquired the debt then outstanding under the Company's Revolving Credit and Term Loan Agreement of $41,748,000. This debt was then restructured as a term loan facility ("Series A Note") bearing interest at 8.64%. It is payable semi-annually over a six year period commencing February 25, 1995. In addition, Tandy provided the Company with a $10,113,000 three year loan ("Series B Note") which bears interest at 8.11% and was due on August 25, 1996. The Series B Note was repaid in May, 1996.

  Since October 15, 1993, the Company's purchase orders with Tandy have been supported, based on a formula agreed with Tandy, by letters of credit issued by banks on behalf of InterTAN or backed by cash deposits.

  Under the terms of the agreement concerning the Series A Note ("Tandy Loan Agreement"), the Company has granted Tandy a first priority lien over all of the assets of the Company and its subsidiaries. In addition, InterTAN has pledged the shares of each of its subsidiaries to Tandy. The Tandy Loan Agreement allows new revolving credit facility lenders to participate in the security granted to Tandy. The Series A Note can be repaid at any time without penalty.

  The Tandy Loan Agreement requires the Company to maintain tangible net worth greater than $80,000,000 before considering the effects of foreign currency translation. Total debt due to Tandy, including long-term notes payable under the Tandy Loan Agreement, accounts payable, and open inventory purchase orders placed with Tandy which are not supported by letters of credit, is limited to $60,000,000. In addition, total debt due to parties other than Tandy, excluding the Debentures and trade payables, is limited to $50,000,000. The Tandy Loan Agreement also requires the Company to maintain earnings before interest, taxes and unrealized foreign currency transaction gains or losses of at least 2.0 times finance charges for each six and twelve month period ending December 31 and June 30, respectively. In addition, the Company is required to maintain capital expenditures below agreed levels during each six month period throughout the term of the loan. The Company has met all of those covenants except for the financial charge ratio which was 1.9 at June 30, 1996; Tandy has waived such non-compliance. The Tandy Loan Agreement also precludes the Company from paying dividends.

                                                                  INTERTAN, INC.
- --------------------------------------------------------------------------------

Notes to Consolidated Financial Statements


The Series A Note matures as follows (in thousands):

For Years ending June 30
- -------------------------------------
1997                        $6,958
1998                         6,958
1999                         6,958
2000                         6,958
2001 and thereafter          3,479
- -------------------------------------
                           $31,311
- -------------------------------------

  In consideration for Tandy's extension of credit, InterTAN agreed to issue to Tandy five-year warrants to purchase 1,449,007 shares of the Company's common stock exercisable beginning August 5, 1993 at an exercise price of $6.618, which was the market price of the Company's common stock at the date of issuance. These warrants were valued at $2,155,000 and this amount was recorded as a discount against the Series A and B Notes. The discount is being amortized over the term of the notes. Amortization during fiscal years 1996, 1995 and 1994 was $308,000, $308,000 and $257,000, respectively.

  In October and November, 1993, the Company and Tandy entered into a new Merchandise Agreement and a series of license agreements. These license agreements permit InterTAN to use, in designated countries, the "Tandy," "Tandy Electronics" and "RadioShack" trade names until June 30, 2000. Effective July 1, 1996, these license agreements were extended to June 30, 2006, with automatic annual extensions to June 30, 2010. The license agreements may be terminated with five years prior written notice by either party. In consideration for these licenses, the Company is obliged to pay a royalty of 0.25% of consolidated sales beginning in fiscal year 1996. This royalty will increase by up to 0.25 percentage points each fiscal year until it reaches a maximum of up to 1.0% in fiscal 1999. During fiscal year 1996, the Company paid Tandy royalties totaling $1,260,000. The Company is obliged to use Tandy's export unit, A & A International, Inc. ("A & A"), as its exclusive exporter of products from the Far East under the terms of the Merchandise Agreement. In such connection, the Company must pay a purchasing agent/exporter fee to A & A calculated by adding 0.2% of consolidated sales in excess of $500,000,000 to the base amount of $1,000,000 and deducting from this certain credits the Company earns by purchasing products from Tandy and A & A. The Company paid A & A fees totaling $785,000, $810,000, $829,000 in 1996, 1995 and 1994, respectively, under the current and previous arrangements. In the event a change in control of InterTAN or any of its subsidiaries occurs, Tandy may revoke such agreements.

Note 4      Debentures

  During fiscal year 1994, the Company closed a private placement of Cdn$60,000,000 ($43,998,000 at June 30, 1996 exchange rates) of 9% subordinated convertible debentures which will mature on August 30, 2000. The Debentures are convertible, at the option of the holder, at any time at a conversion rate of
118.7310 common shares for each Cdn$1,000 face amount of Debentures, equivalent to a conversion price of approximately Cdn$8.42, or $6.17 per share at the June 30, 1996 exchange rate. The Debentures are subordinated to all senior indebtedness of the Company, including the Syndicated Loan Agreement and the Tandy Loan Agreement.

  The Debentures are not redeemable by the Company until August 30, 1996. Thereafter, the Debentures are redeemable, in whole or in part, on a pro rata basis, upon 30 business days notice at a redemption price equal to the principal amount thereof, plus accrued and unpaid interest, if any, provided that the current market price of the Company's common shares as of the date of such notice is not less than 125% of the conversion price. After August 30, 1999, the Debentures will be redeemable upon 30 business days notice at a redemption price equal to the principal amount thereof plus accrued and unpaid interest, if any, regardless of the current market price of the Company's common shares. After February 28, 2000, the Company may redeem the Debentures by issuing and delivering to the holders that number of the Company's common shares obtained by dividing the principal amount of the Debentures by 95% of the market price of the Company's common stock at the date of redemption.

Note 5      Business Restructuring

  In May, 1993, the Board of Directors approved management's plan to discontinue the Company's continental European retail operations. The Company recorded a pre-tax charge in the fourth quarter of fiscal 1993 in the amount of $77,400,000 in connection with the shutdown to provide for management's best estimate of the costs of inventory liquidation, lease commitments, payroll and severance, other operating costs during the shut down period, and losses on the disposal of fixed assets and leaseholds. At June 30, 1994, all inventory and assets had been sold, all significant leases had been canceled and all employees had been terminated.

  The credit of $3,612,000 to the business restructuring provision in fiscal 1994 represents the cumulative translation adjustment effects of liquidating the European business entities. During the fourth quarter of fiscal 1995, certain European claims and contingencies were settled for amounts less than originally estimated. As a result of these settlements and certain other developments, management reduced the accrual by $1,600,000.

                                                                  INTERTAN, INC.
- --------------------------------------------------------------------------------

Notes to Consolidated Financial Statements

  Management believes the remaining restructuring reserve at June 30, 1996 of $2,630,000 is adequate to provide for the Company's remaining obligations in Europe including those arising from legal actions brought against the Company by former employees, dealers and franchisees.

Note 6      Property and Equipment

Property and equipment at June 30, 1996 and June 30, 1995 are summarized as follows (in thousands):

                                      1996     1995
- -------------------------------------------------------
Land                                 $ 1,137  $ 1,086
Buildings                             10,218    9,849
Equipment, furniture and fixtures     40,477   34,041
Leasehold improvements                40,189   35,123
Leasehold premiums                     8,664    9,003
- -------------------------------------------------------
                                     100,685   89,102

Less accumulated depreciation
  and amortization                    61,556   54,106
- -------------------------------------------------------
Property and equipment, net          $39,129  $34,996
- -------------------------------------------------------

  During fiscal year 1995, the Company retired certain fully depreciated assets consisting primarily of furniture and fixtures and leasehold improvements.

Note 7      Accrued Expenses

  The following is a summary of accrued expenses at June 30, 1996 and June 30, 1995 (in thousands):

                                      1996     1995
- ------------------------------------------------------
Restructuring costs                 $ 2,630  $ 2,610
Payroll and bonuses                   7,227    6,949
Taxes (other than income taxes)       2,554    2,887
Deferred service contract income      4,121    2,247
Other                                 9,301   10,411
- ------------------------------------------------------
                                    $25,833  $25,104
- ------------------------------------------------------

Note 8      Income Taxes

  The components of the provisions for domestic and foreign income taxes are shown below (in thousands):

                           Year ended June 30
                        1996     1995       1994
- ---------------------------------------------------
Current
United States         $ (374)  $(1,178)  $  1,965
Foreign                  701       532        683
- ---------------------------------------------------
                         327      (646)     2,648
Deferred
  Foreign              7,172    (1,392)   (12,325)
- ---------------------------------------------------
Total income tax
  expense (benefit)   $7,499   $(2,038)   $(9,677)
- ---------------------------------------------------

                                      30
                                   (1 of 2)

                                                                  INTERTAN, INC.
- --------------------------------------------------------------------------------


  Components of the difference between income tax expense and the amount calculated by applying the U.S. statutory rate of 35% to income before income taxes are as follows (in thousands):

                                 Year ended June 30
                               1996     1995      1994
- -----------------------------------------------------
Components of
pre-tax income (loss):
United States                $(1,872)  $(3,578)  $2,105
Foreign                        7,130     9,663    7,867
- --------------------------------------------------------
Income before income taxes     5,258     6,085    9,972
Statutory U.S. tax rate           35%       35%      35%
- --------------------------------------------------------
Federal income tax
  expense at statutory rate    1,840     2,130    3,490
Foreign tax rate
  differentials                  887       927      369
Provincial income
  taxes, less foreign
  federal income
  tax benefit                  1,433      900       569
U.S. tax on foreign
  dividends and interest          --       --     1,500
Book losses for which no
  tax benefit was recognized   3,610    3,427     1,811
Adjustment to valuation
  allowance for deferred
  tax assets                    (329)  (9,100)  (17,828)
Other, net                        58     (322)      412
- ---------------------------------------------------------
Total income tax
  expense (benefit)           $7,499  $(2,038)  $(9,677)
- ---------------------------------------------------------

Deferred tax assets are comprised of the following at June 30 (in thousands):


                                  June 30, June 30,
                                   1996      1995
- ---------------------------------------------------
Deferred Tax Assets
  Depreciation                  $  2,045   $  2,133
  Deferred service contracts       1,454        895
  Reserves for business
    restructuring                    835      1,224
  Loss carryforwards              28,157     34,283
  Other                            4,193      2,967
- ----------------------------------------------------
                                  36,684     41,502
  Valuation allowance            (30,461)   (28,107)
- ----------------------------------------------------
  Deferred tax asset            $  6,223   $ 13,395
- ----------------------------------------------------

  At the time of adoption of SFAS 109 in July, 1993, the Company had net deferred tax assets, before considering the valuation allowance, in the amount of $54,987,000. In assessing the future benefit, if any, which might be derived from these deferred tax assets, the Company considered its recent operating history and financial condition. At that time, the Company was in default under its financing and merchandising arrangements and had incurred operating losses in fiscal

                                      30
                                   (2 of 2)

                                                                  INTERTAN, INC.
- --------------------------------------------------------------------------------

Notes to Consolidated Financial Statements

1993. New financing and merchandising arrangements were under negotiation, but nothing had been finalized and arrangements under consideration were all contingent on the Company's significantly improved performance during fiscal year 1994. Under these circumstances, the Company believed it was necessary to record a valuation allowance equal to the entire net deferred tax asset balance.

  During fiscal year 1994, the Company successfully negotiated new financing agreements, obtained additional financing through bank loans and convertible debentures and renegotiated its merchandising agreements with Tandy. In assessing the required valuation allowance against the deferred tax assets at June 30, 1994, the Company concluded that it was more likely than not that a portion of the deferred tax assets of the Canadian subsidiary would be used to offset future tax. Accordingly, the Company recognized a deferred tax benefit in the amount of $12,325,000. In addition, during fiscal year 1994, the Company realized the benefit of certain deferred tax assets in connection with reserves for business restructuring. As a consequence, the valuation allowance was further reduced by $5,503,000.

  During fiscal 1995, management reviewed the realization of its remaining deferred tax assets. Based on the operating performance of the Canadian subsidiary, particularly in the first two quarters, management concluded that the valuation allowance should be further reduced by $9,100,000 and the Company recognized a deferred tax benefit of that amount.

  For Canadian tax purposes, the Company has net operating loss carryforwards of approximately $17,546,000 which can be used to offset future taxable income in Canada. These loss carryforwards will expire in 2001. The Company also has net operating loss carryforwards for tax purposes of approximately $56,871,000 and $4,812,000 in the United Kingdom and Australia, respectively. These losses can be carried forward indefinitely in both jurisdictions. Certain restrictions may apply to the use of these loss carryforwards in the event of a change in control of the Company.

  An audit of the Canadian income tax returns of the Canadian subsidiary for the 1987 to 1989 taxation years was completed during fiscal year 1994, resulting in additional tax being levied against the Canadian subsidiary. The Company has appealed these reassessments and, pending the outcome of these matters, the Company, by Canadian law, was required to pay one-half of the tax in dispute. The tax levied by Revenue Canada in reassessing those years was offset by refunds arising from the carryback of losses incurred in subsequent years. Depending on the ultimate resolution of these issues, the Company could potentially have an additional liability in the range of $0 to $10,700,000. The Company believes it has meritorious arguments in defense of a number of the issues raised by Revenue Canada and it is in the process of vigorously defending its position. It is management's determination that no additional provision need be recorded for these reassessments. In order for the Company to succeed in appealing certain aspects of these reassessments, it must succeed in defending the possible reassessments discussed immediately below.

  The Company was advised in August 1995 that Revenue Canada intended to extend the scope of its 1987 to 1989 reassessments to raise certain issues flowing from the spin-off of the Company from Tandy in fiscal year 1987. Management disagrees with Revenue Canada's views on these issues and will vigorously defend the Company's position should Revenue Canada pursue these issues. Management believes it has meritorious arguments supporting its stance and, accordingly, no additional provision has been recorded for these possible reassessments. Tax assessments related to these issues, if successfully pursued, could potentially range from $14,000,000 to $20,000,000. As required by Canadian law, the Company would be required to post a deposit of one-half of the tax in dispute, including interest, in order to appeal any reassessment.

  An audit of the Canadian income tax returns of the Canadian subsidiary for the 1990 to 1993 taxation years was commenced during the 1995 fiscal year. While to date no reassessments have been issued by Revenue Canada arising from this audit, the Company has been advised that Revenue Canada is challenging certain interest deductions relating to the Canadian subsidiary's former operations in continental Europe and is proposing to tax certain foreign exchange gains related to such operations. Management estimates that the possible range of loss should Revenue Canada ultimately prevail in these matters, after all appeals have been unsuccessfully pursued by the Company, could range from $18,000,000 to $25,000,000. Assuming Revenue Canada pursues these issues, in order for the Company to proceed with such appeals, the Company would be required to post a deposit equal to one-half of the 1990-1993 tax in dispute, together with interest, which management estimates should not exceed $9,000,000. Management believes it has meritorious arguments in support of the deductibility of such interest and in support of its treatment of the foreign exchange gains and is prepared to vigorously defend its position should the Canadian tax authorities proceed with such a challenge. Accordingly, it is management's assessment that no provision need be recorded for these possible claims.

                                                                  INTERTAN, INC.
- --------------------------------------------------------------------------------

Notes to Consolidated Financial Statements

  An audit of the former French branch of the Canadian subsidiary was also completed by the French tax authorities for the 1988 through 1990 taxation years. An assessment of approximately $2,000,000 has been issued. The Company has appealed this assessment. It is management's view that the Company will be successful in its appeal process. Accordingly, no provision has been made in the accounts for this assessment. In order to avoid having to pay this tax while the appeal proceeds, the Company has provided the French tax authorities with a letter of guarantee for the amount in dispute.

Note 9      Commitments and Contingencies

  The Company leases virtually all of its retail space under operating leases with terms ranging from three to twenty-five years. Canadian leases are normally based on a minimum rental plus a percentage of store sales in excess of a stipulated base. The remainder of InterTAN's store leases generally provide for fixed monthly rent adjusted periodically using inflation indices and rent reviews.

  In fiscal years 1996, 1995, and 1994, minimum rents, including immaterial contingent rents and sublease rental income, were $34,033,000, $32,585,000 and $31,985,000, respectively. Future minimum rent commitments at June 30, 1996 for all long-term non-cancelable leases (net of immaterial sublease rent income) are as follows (in thousands):

- --------------------------------
1997                   $ 31,700
1998                     29,289
1999                     26,015
2000                     21,333
2001                     16,250
2002 and thereafter     123,391
- --------------------------------

  A claim has been made by a former employee for damages for wrongful dismissal totaling $880,000. The Company is vigorously defending this action. The Company believes that the possible range of loss in this matter is substantially less than the amount claimed by this former employee, and the Company has recorded a provision representing its best estimate of any liability which may ultimately arise from this matter.

  Apart from this matter and those described in Notes 5 and 8, there are no material pending legal proceedings or claims other than routine litigation incidental to the Company's business to which the Company or any of its subsidiaries is a party or to which any of their property is subject.

Note 10     Financial Instruments

  Other than long-term debt instruments, management believes that the book value of the Company's financial instruments recorded on the balance sheet is a reasonable estimate of their fair value based on their nature and generally short maturity; such instruments include cash and short-term investments, accounts receivable, short-term bank borrowings, accounts payable and accrued expenses. The estimated fair values of the Company's long-term debt instruments are shown in the table below (in thousands).

                              June 30, 1996        June 30, 1995
                            Book   Estimated      Book   Estimated
                            value  fair value     value  fair value
- --------------------------------------------------------------------
Notes payable
to Tandy                   $31,311   $31,397     $48,382   $48,514
Discount on
Tandy notes                 (1,283)       --      (1,590)       --
- --------------------------------------------------------------------
Carrying value of
notes payable
to Tandy                   $30,028   $31,397     $46,792   $48,514
- --------------------------------------------------------------------
9% convertible
subordinated
debentures                 $41,660   $44,785     $43,722   $54,727
- --------------------------------------------------------------------

The estimated fair value of the note payable to Tandy has been determined by discounting the related cash flows using management's estimate of the Company's incremental borrowing rate for similar issues. The estimated fair value of the Debentures is based on market values.

The Company enters into foreign exchange contracts to hedge against exchange rate fluctuations on certain debts, payables and open inventory purchase orders denominated in currencies other than the functional currency of the issuing entity.

All forward exchange contracts are written with international financial institutions. The Company's risk in those transactions is limited to the cost of replacing the contracts at current market rates in the event of nonperformance by the counterparties. The Company believes its risk of counterparty nonperformance is remote, and any losses incurred would not be material. At June 30, 1996 and 1995, the Company had approximately $25,795,000 and $9,050,000, respectively, of forward exchange contracts outstanding with a market value of approximately $17,000 and $91,000, respectively. Maturity on these contracts outstanding at June 30, 1996 and 1995 ranged from one to six months from fiscal year-end.

                                                                  INTERTAN, INC.
- --------------------------------------------------------------------------------


Notes to Consolidated Financial Statements

Note 11     Stock Purchase and Savings Plans

  The Company's Stock Purchase Program is available to most employees. Each participant may contribute from 1% to 10% of annual compensation. The Company matches from 40% to 80% of the employee's contribution depending on the length of the employee's participation in the program. Shares are provided to the plan either by periodic purchases on the open market or by the Company issuing new shares.

  Under the InterTAN Canada Ltd. Employee Savings Plan (the "Savings Plan"), a participating employee may contribute 5% of annual compensation into the plan. The Canadian subsidiary matches 80% of the employee's contribution. The Savings Plan is available to most Canadian employees who have been employed at least two years. An employee may also elect to contribute an additional 5% of annual compensation to the plan which is not matched by the employer. The Canadian subsidiary's contributions are fully vested at the end of each calendar quarter. An Administrative Committee appointed by the Company's Board of Directors directs the investment of the plan's assets; a significant portion of which are invested in InterTAN common stock.

  Effective October 1, 1995, the InterTAN Employee Deferred Salary and Investment Plan was amended and restated as the InterTAN, Inc. 401(k) Plan. This plan is available to all U.S. employees who have completed at least two months service with the Company. Eligible employees may contribute, subject to statutory limits, up to 14% of their salary to the plan. The Company matches the employee contributions, subject to statutory limits, to a maximum of 4% of salary. Fifty percent of the Company's contributions vest in the first year with full vesting after an employee has completed two years of service with the Company. Employees have a number of investment options available to them within the plan, one of which is InterTAN common stock.

  The aggregate cost of these plans included in other selling, general and administration expense totaled $1,811,000, $1,563,000 and $1,682,000 in 1996,
1995 and 1994, respectively.

Note 12     Stock Option Plans

  In 1986, the Company adopted the InterTAN, Inc. 1986 Stock Option Plan (the "1986 Stock Option Plan") under which the Organization and Compensation Committee of the Board of Directors may grant options to key management employees to purchase up to an aggregate of 800,000 shares of the Company's common stock. Incentive options granted under this plan are exercisable on a cumulative basis equal to one-third for each year outstanding; unless otherwise specified by the Committee, nonstatutory options issued under the plan are exercisable on a cumulative basis equal to 20% for each year outstanding. Upon death or disability of an optionee, all options then held become immediately exercisable for one year, and upon retirement, at age 50 or older, the Committee may accelerate the dates at which the outstanding options may be exercised. Options under this plan generally expire ten years after the date of grant. The exercise price of the options granted is determined by the Committee, but cannot be less than 100% of the market price at the date of grant; accordingly, no compensation is charged against earnings.

  In May, 1996, the Board of Directors unanimously approved the InterTAN, Inc. 1996 Stock Option Plan (the "1996 Stock Option Plan"). Subject to shareholder approval, under the terms of the 1996 Stock Option Plan the Committee may grant options to key management employees to purchase up to an aggregate of 1,500,000 shares of the Company's common stock. The terms and conditions of the 1996 Stock Option Plan are substantially similar to those of the 1986 Stock Option Plan. Options outstanding under the 1986 Stock Option Plan will remain in force until they are exercised, canceled or expire.

  At June 30, 1996, options to purchase 500,833 shares were outstanding under the 1986 Stock Option Plan, at prices ranging from $5.31 to $8.1875 per share; 153,167 options were exercisable at that date. Under the 1986 Stock Option Plan, there were options to purchase 89,695 and 208,528 shares of common stock available for future grant at the end of fiscal 1996 and 1995, respectively. No options have been issued under the 1996 Stock Option Plan.

  In 1991, the Company adopted the Non-Employee Director Stock Option Plan ("Director Plan") under which each director was granted an option, exercisable immediately, to purchase 25,000 shares of the Company's common stock. Upon election, all new non-employee directors are granted an option to purchase 25,000 shares of the Company's common stock. Options granted under the Director Plan are exercisable at a price equal to 100% of the market price at the date of grant. The options generally expire ten years after the date of grant unless the optionee ceases to be a non-employee director, in which case the options expire one year after the date of cessation. Common stock issued under the Director Plan cannot exceed 200,000 shares.

  At June 30, 1996, options to purchase 150,000 shares were outstanding under the Director Plan at a price of $7.125 per share for a total option price of $1,069,000. At that date, 150,000 options were exercisable. As of June 30, 1996 and 1995, options to purchase 50,000 shares of stock were available for future grant under the Director Plan.

                                                                  INTERTAN, INC.
- --------------------------------------------------------------------------------


Notes to Consolidated Financial Statements

A summary of transactions relating to these stock option plans is as follows:

                                            Number      Total
                                           of Shares  Share Price
- ------------------------------------------------------------------
Outstanding at June 30, 1995                650,000   $4,531,000

Granted ($6.69 to $7.88 per share)          210,000    1,585,000

Expired/canceled ($5.31 to
  $7.94 per share)                          (91,167)    (623,000)

Exercised ($5.31 to $6.75 per share)       (118,000)    (760,000)
- ------------------------------------------------------------------

Outstanding at June 30, 1996                650,833   $4,733,000

- ------------------------------------------------------------------

Note 13     Preferred Stock Purchase Rights

  In December, 1986, the Board of Directors adopted a shareholder rights plan, which expires in September, 1999, and declared a dividend of one right for each outstanding share of InterTAN common stock. The plan was amended in October, 1987 and September, 1989. The rights are represented by the Company's common stock certificates; and if they become exercisable, will entitle holders to purchase one one-hundredth of a share of InterTAN Series A Junior Participating Preferred Stock for a purchase price of $175 (subject to adjustment). The rights become exercisable and will trade separately from the common stock only upon the date of a public announcement that a person, entity or group ("person") has acquired 20% or more of InterTAN's outstanding common stock without the prior approval of the Company ("Acquiring Person"), or, 10 days after the commencement or the public announcement of an offer which would result in any person becoming an Acquiring Person. In the event that an Acquiring Person becomes the beneficial owner of 20% or more of the common stock of the Company, the rights will be exercisable for InterTAN equity securities with a fair market value (as determined under the rights plan) equal to $350. In accordance with the terms of the rights plan, the rights are redeemable at a price of $0.03 per right.

Note 14     Geographic Areas

  The Company operates in one industry segment: consumer electronics retailing. The principal geographic areas of InterTAN's operations are Canada, Australia, the United Kingdom and, previously, continental Europe.

  As previously discussed in Note 5, the Company has closed all company-operated outlets in continental Europe and recorded a $77,400,000 restructuring charge in fiscal year 1993. Credit provisions of $1,600,000 and $3,612,000 have been recorded in continental European income for 1995 and 1994, respectively. Transfers between geographic areas were immaterial.

  The following table shows net sales, operating profit and identifiable assets by geographic area for fiscal 1996, 1995 and 1994 (in thousands):

                                                                  INTERTAN, INC.
- --------------------------------------------------------------------------------

Notes to Consolidated Financial Statements



                                                                          United        Continental
                                         Canada           Australia       Kingdom          Europe          Total
- ----------------------------------------------------------------------------------------------------------------------
June 30, 1996
Net sales and operating revenues          $249,413         $93,896         $163,136       $     --          $506,445
Other income                                    41             426              435             --               902
- ----------------------------------------------------------------------------------------------------------------------
  Net sales and other income              $249,454         $94,322         $163,571       $     --          $507,347
- ----------------------------------------------------------------------------------------------------------------------
Operating profit (loss)                   $ 21,274         $2,777          $ (7,807)      $     --          $ 16,244
General corporate expenses                                                                                    (4,615)
Foreign currency transaction gains                                                                               338
Interest expense, net                                                                                         (6,709)
- ----------------------------------------------------------------------------------------------------------------------
  Income before income taxes                                                                                $  5,258
- ----------------------------------------------------------------------------------------------------------------------
Identifiable assets                       $124,404        $48,839          $ 75,948        $   2,111        $251,302
Corporate assets                                                                                              10,331
- ----------------------------------------------------------------------------------------------------------------------
  Total assets                                                                                              $261,633
- ----------------------------------------------------------------------------------------------------------------------
June 30, 1995
Net sales and operating revenues          $243,949        $83,724          $164,078         $     --        $491,751
Other income                                   413            362               442               --           1,217
- ----------------------------------------------------------------------------------------------------------------------
  Net sales and other income              $244,362        $84,086          $164,520         $     --        $492,968
- ----------------------------------------------------------------------------------------------------------------------
Operating profit (loss)                   $ 22,820        $   534          $ (5,954)        $  1,600        $ 19,000
General corporate expenses                                                                                    (5,139)
Foreign currency transaction losses                                                                             (314)
Interest expense, net                                                                                         (7,462)
- ----------------------------------------------------------------------------------------------------------------------
  Income before income taxes                                                                                $  6,085
- ----------------------------------------------------------------------------------------------------------------------
Identifiable assets                       $128,214        $41,837          $ 67,105          $ 2,427        $239,583
Corporate assets                                                                                              22,456
- ----------------------------------------------------------------------------------------------------------------------
  Total assets                                                                                              $262,039
- ----------------------------------------------------------------------------------------------------------------------
June 30, 1994
Net sales and operating revenues          $239,106        $76,486          $150,174         $     --        $465,766
Other income                                   (62)           301               532               --             771
- ----------------------------------------------------------------------------------------------------------------------
  Net sales and other income              $239,044        $76,787          $150,706         $     --        $466,537
- ----------------------------------------------------------------------------------------------------------------------
Operating profit (loss)                   $ 21,927        $   304          $ (5,017)        $  3,612        $ 20,826
General corporate expenses                                                                                    (3,975)
Foreign currency transaction gains                                                                             1,472
Interest expense, net                                                                                         (8,351)
- ----------------------------------------------------------------------------------------------------------------------
  Income before income taxes                                                                                $  9,972
- ----------------------------------------------------------------------------------------------------------------------
Identifiable assets                       $116,478        $42,683          $ 71,576          $ 3,190        $233,927
Corporate assets                                                                                              24,664
- ----------------------------------------------------------------------------------------------------------------------
  Total assets                                                                                              $258,591
- ----------------------------------------------------------------------------------------------------------------------

                                                                  INTERTAN, INC.
- --------------------------------------------------------------------------------

Notes to Consolidated Financial Statements

Note 15     Quarterly Data (Unaudited)

                                                          Quarter ended
                                                           September 30
(In thousands, except per share data)                     1995      1994
- ----------------------------------------------------------------------------

Net sales and operating revenues                        $113,672  $111,799
Other income                                                 203       104
- ----------------------------------------------------------------------------
                                                         113,875   111,903
Operating costs and expenses:
  Cost of products sold                                   63,463    64,402
  Selling, general and administrative expenses            48,247    45,429
  Depreciation and amortization                            1,832     2,027
  Provision for business restructuring                        --        --
- ----------------------------------------------------------------------------
                                                         113,542   111,858
- ----------------------------------------------------------------------------
Operating income (loss)                                      333        45
  Foreign currency transaction (gains) losses               (148)     (303)
  Interest expense, net                                    1,738     2,133
- ----------------------------------------------------------------------------
Income (loss) before income taxes                         (1,257)   (1,785)
Provision (benefit) for income taxes                         948       (34)
- ----------------------------------------------------------------------------
Net income (loss)                                        $(2,205)  $(1,751)
- ----------------------------------------------------------------------------
Primary net income (loss) per average common share        $(0.21)   $(0.18)
Fully diluted net income (loss) per average
  common share(1)                                         $(0.21)   $(0.18)
- ----------------------------------------------------------------------------
Average common shares outstanding                         10,453     9,794

Average common shares outstanding assuming
  full dilution                                           10,453     9,794
- ----------------------------------------------------------------------------

(1) The sum of fully-diluted earnings per share for the four quarters ending June 30, 1996 and 1995 do not approximate the fully diluted earnings per share as reported for the respective years primarily because the Company's convertible debentures were dilutive in the second quarter, but anti-dilutive in all other quarters and for each year as a whole.

                                                                  INTERTAN, INC.
- --------------------------------------------------------------------------------





    Quarter ended                 Quarter ended            Quarter ended
      December 31                     March 31                June 30
1995                1994        1996            1995         1996  1995
- --------------------------------------------------------------------------------

$ 181,411      $183,684       $108,757   $101,001     $102,605        $95,267
      298           862            196        217          205             34
- --------------------------------------------------------------------------------
  181,709       184,546        108,953    101,218      102,810         95,301

  103,788       105,989         59,410     56,344       55,391         52,701
   59,667        57,124         48,840     45,678       48,940         45,536
    1,981         1,969          2,014      1,865        2,145          1,643
       --            --             --         --           --         (1,600)
- --------------------------------------------------------------------------------
  165,436       165,082        110,264    103,887      106,476         98,280
- --------------------------------------------------------------------------------
   16,273        19,464         (1,311)    (2,669)      (3,666)        (2,979)
      (44)           72            (69)        85          (77)           460
    1,909         2,278          1,516      1,631        1,546          1,420
- --------------------------------------------------------------------------------
   14,408        17,114         (2,758)    (4,385)      (5,135)        (4,859)
    4,071        (2,341)         1,350        737        1,130           (400)
- --------------------------------------------------------------------------------
 $ 10,337      $ 19,455      $  (4,108)  $ (5,122)   $  (6,265)    $   (4,459)
- --------------------------------------------------------------------------------
 $   0.93      $   1.90      $   (0.38)  $  (0.51)   $   (0.57)    $    (0.44)

 $   0.58      $   1.06      $   (0.38)  $  (0.51)   $   (0.57)    $    (0.44)
- --------------------------------------------------------------------------------
   11,148        10,225         10,943     10,026       11,069         10,134


   17,893        17,425         10,943     10,026       11,069         10,134
- --------------------------------------------------------------------------------

                                                                  INTERTAN, INC.
- --------------------------------------------------------------------------------

Report of Independent Accountants

To the Board of Directors and Stockholders of InterTAN, Inc.

  In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of InterTAN, Inc. and its subsidiaries at June 30, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which required that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/Price Waterhouse LLP



Fort Worth, Texas
September 18, 1996



Market Price and Related Matters


  The high and low closing prices in U.S. dollars of InterTAN's common stock on the New York Stock Exchange for each full quarterly period within the two most recent fiscal years are as set out below:

Quarter  ended         High  Low

- ------------------------------------
June 1996            6  7/8  5  1/4
March 1996           6  1/2  4  5/8
December 1995        9  3/8  7  1/8
September 1995      10       7  1/4
June 1995            7  7/8  6  5/8
March 1995           8  7/8  6  3/4
December 1994        8  3/4  6  3/4
September 1994       7  3/8  5  1/2
- ------------------------------------

As of August 31, 1996 there were approximately 11,700 recordholders of InterTAN's common stock.

  InterTAN has never declared cash dividends. Based upon InterTAN's long-term growth opportunities, in the opinion of management, the stockholders are best served by reinvesting all profits. Further, InterTAN is currently precluded from paying dividends under the Tandy Loan Agreement and Syndicated Loan Agreement.