Form 10-K, Exhibit 13
period 1997-06-30
INTERTAN INC
filed 1997-09-26
CIK 803227

INTERTAN, INC.
--------------------------------------------------------------------------------

                                                                      EXHIBIT 13

Company Profile

InterTAN, Inc., headquartered in Fort Worth, Texas, is an international consumer electronics retailer with approximately 1,700 company-operated retail stores and dealer outlets in Canada, the United Kingdom and Australia. InterTAN's retail operations are conducted under trade names licensed from Tandy Corporation:
"RadioShack" in Canada, "Tandy" in the United Kingdom and "Tandy Electronics" in Australia.

InterTAN carries a broad range of private label and brand name consumer electronics products, including telephony products such as telephones and cellular equipment, personal electronics, computers, batteries, parts and accessories, communication products, and audio and video. InterTAN is committed to providing consumers with high quality merchandise, convenient locations and excellent service from friendly, knowledgeable sales associates.

InterTAN's common shares are traded on the New York Stock Exchange under the symbol "ITN" and the Toronto Stock Exchange under the symbol "ITA."

[Three images, each being a graphic depiction of a flag from the countries of Canada, the United Kingdom and Australia appear in the background of the foregoing text. In the upper right-hand corner above the foregoing text appears the Company's logo followed by the words "InterTAN, Inc.".]

================================================================================

FINANCIAL HIGHLIGHTS


(In thousands, except percent, per share data,                                        Year ended June 30
number of sales outlets and number of employees)                1997        1996         1995        1994         1993/4/
-----------------------------------------------------------------------------------------------------------------------------
OPERATING RESULTS:
 Net sales                                                   $519,318     $506,445     $491,751    $465,766      $641,966
 Gross profit percent                                            44.8         44.3         43.2        44.3          43.0
 Operating income (loss)                                       (3,801)/1/   11,629       13,861/2/   16,851/2/    (93,155)/2/
 Net income (loss)                                            (16,609)      (2,241)       8,123       9,649      (109,060)
 Primary net income (loss) per average common share             (1.45)       (0.21)        0.81        2.09        (12.20)
 Fully diluted net income (loss) per average common
   share                                                        (1.45)       (0.21)        0.65        1.50        (12.20)
 .............................................................................................................................

FINANCIAL POSITION AT YEAR END:
 Total assets                                                 254,307      261,633      262,039     258,591       240,534
 Net working capital                                          138,532      145,471      157,582     148,108        40,989
 Long-term debt                                                57,558       64,730       83,555      89,831        40,000/3/
 Stockholders' equity                                         106,234      119,512      113,326     101,513        82,179
 .............................................................................................................................

OTHER INFORMATION AT YEAR END:
 Number of sales outlets                                        1,683/5/     1,780        1,839       1,817         2,136
 Retail square feet (company-operated stores)                   1,479        1,424        1,468       1,508         1,950
 Number of employees                                            4,366        4,343        4,217       4,220         5,662

-----------------------------------------------------------------------------------------------------------------------------

/1/  Fiscal year 1997 includes an asset impairment charge of $10,042,000.

/2/ Fiscal years 1995, 1994 and 1993 include provisions (credits) of ($1,600,000), ($3,612,000) and $77,400,000, respectively, relating to business restructuring.

/3/ Classified as current in 1993 and included in debt to be refinanced on the balance sheet. If the long-term debt had not been reclassified, net working capital would have been $80,989,000.

/4/ Amounts for 1993 include results for the Company's former operations in continental Europe which have been closed.

/5/ This decrease is solely attributable to a planned decline in the number of low volume dealers.

INTERTAN, INC.
--------------------------------------------------------------------------------

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

                             RESULTS OF OPERATIONS

OVERVIEW

InterTAN is engaged in the sale of consumer electronics products primarily through company-operated retail stores and dealer outlets in Canada, the United Kingdom and Australia. The Company's retail operations are conducted through three wholly-owned subsidiaries: InterTAN Australia Ltd., which operates in Australia under the trade name "Tandy Electronics"; InterTAN Canada Ltd., which operates in Canada under the trade name "RadioShack"; and InterTAN U.K. Limited, which operates in the United Kingdom under the "Tandy" trade name. All of these trade names are used under license from Tandy Corporation ("Tandy") of Fort Worth, Texas.

The geographic distribution of the Company's sales outlets is summarized in the following table:


SALES OUTLETS

                                       FISCAL YEAR 1997       June 30
                                   ENDING   OPENED  CLOSED  1996   1995
-------------------------------------------------------------------------
CANADA
 Company-operated                    452*      9       7    450     446
 Dealer                              401      44      45    402     429
 .........................................................................
                                     853      53      52    852     875
-------------------------------------------------------------------------

AUSTRALIA
 Company-operated                    215       7       2    210     205
 Dealer                              144      16      74    202     260
 .........................................................................
                                     359      23      76    412     465
-------------------------------------------------------------------------

UNITED KINGDOM
 Company-operated                    341       7      11    345     335
 Dealer                              130       7      48    171     164
 .........................................................................
                                     471      14      59    516     499
-------------------------------------------------------------------------

TOTAL
 Company-operated                   1,008     23      20   1,005    986
 Dealer                               675     67     167     775    853
 .........................................................................
                                    1,683     90     187   1,780   1,839
-------------------------------------------------------------------------

* In addition, the Company operated 56 stores on behalf of Rogers Cantel Inc.

INTERTAN, INC.
--------------------------------------------------------------------------------
The dealers included in the preceding table are independent retail businesses which operate under their own trade names but are permitted, under dealer agreements, to purchase any of the products sold by InterTAN company stores.
The dealer agreements contain a license permitting the dealer to designate the consumer electronics department of the dealer's business as a "RadioShack Dealer," a "Tandy Dealer," or a "Tandy Electronics Dealer," as applicable.
Sales to dealers accounted for approximately 9% of total sales during fiscal year 1997.

During fiscal year 1996, the Company entered into an agreement with Rogers Cantel Inc. ("Cantel") to operate telecommunications stores ("Cantel stores") on its behalf. The first of these stores was opened in August, 1996 and at June 30, 1997, 56 stores were in operation. Under the terms of this agreement, Cantel leases the store and is responsible for fixed costs, including rent and realty taxes. The Company purchases inventory from Cantel and receives a commission on certain sales. In addition to Cantel products, a portion of each store displays complementary products offered by the Company. Since these locations are not company-owned, they are not included in the above table.

InterTAN's business is seasonal; sales peak in the November-December Christmas selling season. The Company's cash flow requirements are also seasonal since inventories build prior to the Christmas selling season. Significant inventory growth for all operations typically begins to build in late summer and peaks in November.

Since the impact of the fluctuations of local country currencies against the U.S. dollar can be significant, the following analysis of the income and expense categories is based both on amounts expressed in U.S. dollars and as a percent of sales. Profit and loss accounts, including sales, are translated from local currency values to U.S. dollars at the monthly average exchange rates.

During fiscal year 1997, the U.S. dollar was weaker against the Australian dollar and U.K. pound sterling than in fiscal year 1996. As a result, the same local currency amounts translate into more U.S. dollars as compared with the prior year. For example, if local currency sales of the Australian operation in fiscal 1997 were equal to those in fiscal 1996, the fiscal 1997 income statement would reflect a 3.5% increase in sales when reported in U.S. dollars. On the other hand, during fiscal year 1997 the U.S. dollar strengthened against the Canadian dollar. Consequently, in Canada, the same local currency amounts translated into less U.S. dollars in fiscal year 1997 as compared with fiscal year 1996.

The table below outlines the percentage change in the weighted average exchange rates as compared to the prior year:

                  1997   1996   1995
--------------------------------------
Canada            (0.3)   1.4   (3.1)
Australia          3.5    2.1    8.3
United Kingdom     4.8   (1.9)   5.6
--------------------------------------

NET SALES AND OPERATING REVENUES

Net sales and operating revenues ("sales") in U.S. dollars increased by $12,873,000 in fiscal year 1997, an increase of 2.5% over fiscal year 1996. The impact on sales of a stronger Australian dollar and pound sterling was partially offset by a weaker Canadian dollar. On a net basis, foreign exchange effects accounted for $10,727,000 of the increase. Measured at the same exchange rates, therefore, sales increased by $2,146,000, or 0.4%. This increase in sales, measured at comparable exchange rates, was more than attributable to an increase in the number of company-operated stores. During fiscal year 1997, the Company opened 23 new company-operated stores while closing 20 stores for a net increase of 3 company-operated stores. The new stores had a more pronounced impact on sales, as new store openings tend to take place in the earlier part of the fiscal year, prior to the Christmas selling season. Store closures, on the other hand, had a less pronounced impact on sales, as closures tend to occur during the latter part of the fiscal year so that their results include Christmas sales. In fiscal year 1996, the Company increased the net number of stores by 19, while reducing the number of stores in fiscal year 1995 by 9. In Canada, during fiscal year 1997, the Company also operated Cantel stores. At June 30, 1997, 56 Cantel stores were open. No such stores were open in either fiscal year 1996 or 1995. While the Company is always seeking viable new and replacement locations, focus during fiscal 1998 will continue to be on improving existing locations and reviewing and rationalizing selected marginal locations, particularly in the United Kingdom. Management currently anticipates that the number of stores closed during fiscal 1998 will approximate the number of new store openings; however, this strategy could change. Should this occur, the effect on sales is not expected to be material.

The decrease in the number of dealers in all three countries is primarily attributable to programs designed to eliminate dealers that were not purchasing product in sufficient quantities to make them profitable to the Company. The reduction in the number of dealers is not expected to have a material effect on sales. The Company intends to continue to explore opportunities to expand its dealer base to produce sales from communities too small to support company-operated stores.

INTERTAN, INC.
--------------------------------------------------------------------------------

The following table illustrates the total percentage sales increase (decrease) by geographic area as measured in U.S. dollars and local currencies:

SALES INCREASE (DECREASE)
                                       U.S. dollars
                                    Year ended June 30
(Percent change)             1997          1996          1995
--------------------------------------------------------------
Canada                        1.0           2.2           2.0
Australia                     9.3          12.1           7.8
United Kingdom                1.0          (0.6)          8.8
--------------------------------------------------------------

                                    Local Currencies
                                    Year ended June 30
                             1997          1996          1995
--------------------------------------------------------------
Canada                        1.3           1.0           5.3
Australia                     5.6          10.3          (0.1)
United Kingdom               (3.7)          1.3           3.2
--------------------------------------------------------------

The following table illustrates comparative company-operated store sales measured at comparable exchange rates:


COMPARATIVE COMPANY-OPERATED STORE SALES/1/

                                    Year ended June 30
(Percent change)             1997          1996          1995
--------------------------------------------------------------
Canada                       (1.8)          0.6           6.5
Australia                     2.9          10.7           2.5
United Kingdom               (4.1)         (0.7)          4.1
 ..............................................................
 Consolidated                (1.6)          1.9           4.9

/1/ Derived from the accumulation of each store's monthly sales in local currency for those months in which it was open both in the current and preceding year.

Comparative stores sales declined during fiscal year 1997 as a whole by 1.6%, with reductions being experienced in all four quarters. There were a number of factors which adversely influenced the Company's sales performance during fiscal year 1997. Consumer resistance to pricing had a negative effect on computer sales in the first quarter in Canada. In addition, cellular sales were soft in all three countries in the third quarter. In Canada, management believes consumers were delaying purchases in anticipation of the arrival of digital wireless technology, while in Australia and the United Kingdom there was resistance to pricing, as the market moved to digital from the more traditional analog product. A generally weak consumer electronics market in the United Kingdom, in particular during the important Christmas quarter, also was a factor. Management believes that certain steps taken to refocus the Company into its market niche, including the decision to de-emphasize the video game business, had an unfavorable impact on sales. For example, reduced video game sales depressed overall sales for the year by about 1%, requiring improvements in other product categories just to stay even with the prior year. The impact of these transitional effects on revenues should not be material in future periods. Although sales were generally disappointing throughout the year, the fourth quarter finished strongly, with comparative store gains in both Canada and Australia.

Management believes the steps taken to refocus the Company into its niche market together with the introduction of a number of new service initiatives and advertising programs made available to it under an advertising agreement with Tandy, including the positioning statement, "You've got questions. We've got answers." and the service initiatives, "The Repair Shop at RadioShack" and "RadioShack Unlimited" had an overall positive impact on sales during fiscal year 1997 and management believes that sales will continue to benefit from these and other service initiatives during fiscal year 1998.

Sales in U.S. dollars increased by $14,694,000 in fiscal year 1996, an increase of 3.0% over fiscal year 1995. The impact on sales of stronger Australian and Canadian dollars was partially offset by a weaker pound sterling. Measured at the same exchange rates, sales increased by $13,244,000, or 2.7%. An increase of 19 company-operated stores was an important factor in this improved performance. Comparative store sales increased by 1.9% during fiscal year 1996.

Sales increased by $24,122,000 in fiscal year 1995. A stronger Australian dollar and pound sterling accounted for $7,034,000 of the increase. Sales at comparable exchange rates increased by 3.6% in fiscal year 1995. This increase in sales was achieved despite a net reduction of nine company-operated stores. Comparative store sales increased by 4.9% during fiscal year 1995.

GROSS PROFIT

An increase in the gross margin percentage, higher sales and foreign currency rate effects all contributed to an increase in gross margin of $8,090,000 during fiscal year 1997. The following analysis summarizes the components of the increase in gross profit over that experienced in fiscal year 1996 (in thousands):


-------------------------------------------
Higher gross margin percentage    $2,615
Higher sales                         950
Foreign currency rate effects      4,525
 ...........................................
                                 $8,090
-------------------------------------------

INTERTAN, INC.
--------------------------------------------------------------------------------

The following table illustrates gross profit as a percentage of sales, by geographic area:


GROSS PROFIT BY GEOGRAPHIC AREA

                                    Year ended June 30
(As a percent of sales)      1997          1996          1995
--------------------------------------------------------------
Canada                       45.3          45.6          45.1
Australia                    47.7          45.5          43.8
United Kingdom               42.1          41.6          39.9
 ..............................................................
 Consolidated                44.8          44.3          43.2
--------------------------------------------------------------

The gross profit percentage for fiscal year 1997 rose from 44.3% a year ago to 44.8%, an increase of 50 basis points. This improvement results primarily from further development of the merchandising strategy, initially implemented two years ago, which places greater emphasis on the Company's higher margin core categories, including parts and accessories and private label goods. Emphasis on the sale of extended warranty contracts and tighter controls over inventories also had a positive effect on margins.

Management believes that the steps taken to refocus the Company in its niche market as well as the benefits of current and planned service and other initiatives will continue to make a positive contribution to margins in fiscal year 1998. However, the benefits of this strategy may be offset by the effect of initiatives taken to emphasize certain product lines, such as cellular, in particular products sold through the Cantel stores, other telephony products and direct to home satellite systems, which have sales growth potential but carry below average margins.

Gross profit in fiscal year 1996 was $12,078,000 higher than in fiscal 1995, primarily due to an increase in sales and an improvement in the gross margin percentage, which increased by 1.1 percentage points to 44.3% of sales. This increase resulted primarily from the implementation of the new merchandising strategy described above.

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

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

Selling, general and administrative expenses ("SG&A"), increased during the fiscal year 1997 by $11,517,000 or 5.6%.

The following chart illustrates SG&A expense as a percentage of sales by geographic area:


SG&A EXPENSE BY GEOGRAPHIC AREA

                                    Year ended June 30
(As a percent of sales)      1997          1996          1995
--------------------------------------------------------------
Canada                       35.9          35.6          34.5
Australia                    42.1          41.6          41.9
United Kingdom               48.2          45.0          42.1
 ..............................................................
 Consolidated                41.8          40.6          39.4
--------------------------------------------------------------

The following table provides a breakdown of SG&A expense by major category (in thousands):


SG&A EXPENSE BY CATEGORY
                                         1997                 1996                 1995

                                   DOLLARS  % OF SALES  Dollars  % of Sales  Dollars  % of Sales
--------------------------------------------------------------------------------------------------
Payroll                            $87,774      16.9    $83,507      16.5    $78,359       15.9
Advertising                         27,792       5.4     26,045       5.1     24,638        5.0
Rent                                43,578       8.4     40,918       8.1     39,423        8.0
Taxes (other than income taxes)     18,105       3.5     16,942       3.3     16,160        3.3
Telephone and utilities              7,333       1.4      6,865       1.4      6,669        1.4
Other                               32,629       6.2     31,417       6.2     28,518        5.8
 ..................................................................................................
                                  $217,211      41.8   $205,694      40.6   $193,767       39.4
--------------------------------------------------------------------------------------------------

INTERTAN, INC.
--------------------------------------------------------------------------------

Foreign exchange rate effects and the scheduled increase in the royalty payable to Tandy explain almost one-half of the increase in SG&A spending during fiscal year 1997. The profitable growth of the business in Australia as well as the new Cantel stores in Canada contributed to higher payroll costs. Advertising was increased both in Australia and the United Kingdom in an attempt to build brand awareness and grow sales. A greater store count, increases following rent reviews and higher tax rates resulted in increased rents and property taxes in all three jurisdictions.

Management's objective for fiscal year 1997 had been to achieve a one percentage point increase in the operating margin (i.e., an increase in the gross margin percentage combined with a reduction in the SG&A percentage). While the gross margin percentage improved, this improvement was more than offset by an increase in the SG&A percentage. As actual SG&A spending was within planned levels, this increase resulted from a sales performance which fell short of expectations. Following a disappointing Christmas quarter, management took further steps to more closely control costs in all jurisdictions, but with particular emphasis on Canada and the United Kingdom. This strategy showed results in the fourth quarter, as SG&A declined modestly as a percentage of sales and SG&A spending in the United Kingdom, measured at constant exchange rates, showed a year-on-year decline for the quarter. Management will continue to focus its attention on controlling costs in future periods in an effort to keep increases in SG&A spending more in line with realized sales gains.

In fiscal year 1996, SG&A expense was $205,694,000, an increase of $11,927,000. Implementing a strategy of growing the business by refocusing the Company in its niche market, introducing new service and other initiatives and expanding in selected markets of necessity required some increase in SG&A spending. The increase in the number of stores resulted in higher rent and increased store payroll costs. Payroll costs also increased as a result of the "Repair Shop at RadioShack" initiative as well as the strengthening of the management teams in all three countries. Management information systems were also improved, particularly in the United Kingdom.

In fiscal year 1995, SG&A expense increased by $7,546,000. The effects of foreign exchange rate fluctuations accounted for more than one-half of this increase. SG&A spending in fiscal year 1995 was heavily affected by the decision to refocus the Company in its niche market. This action resulted in one-time costs incurred in the process of restructuring the business, as well as the relocation of the corporate headquarters from Toronto to Fort Worth.

DEPRECIATION AND AMORTIZATION

Depreciation and amortization increased by $1,699,000 during fiscal year 1997, rising to $9,671,000 from $7,972,000 in fiscal year 1996. This increase results from a full year's depreciation charge on capital expenditures, primarily on new stores and store renovations made in fiscal year 1996. Investment in enhanced management information systems was also a factor. The level of capital spending in fiscal year 1996 had been higher than in each of the preceding two years, primarily because of an increase in new store openings. As a consequence of the impairment charge of $10,042,000 recorded in the United Kingdom in fiscal year 1997, management anticipates that depreciation expense in each of the next two years will be approximately $1,500,000 lower than would have been the case, absent the impairment charge. Thereafter, the effect on depreciation expense of the impairment charge is not expected to be material.

Depreciation and amortization expense increased modestly in fiscal year 1996 by $468,000, primarily as a result of increased capital spending on store renovations, new stores and investments in management information systems. Depreciation and amortization expense had decreased by $477,000 during fiscal year 1995, primarily as a result of reduced capital spending during the Company's financial restructuring in fiscal year 1994.

IMPAIRMENT OF LONG-LIVED ASSETS

Because of the continued and higher than expected operating losses in the United Kingdom, the Company conducted an impairment evaluation of its fixed assets in the United Kingdom in accordance with the provisions of Financial Accounting Standard No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of". As a result of this evaluation, during the fourth quarter of fiscal year 1997, the Company recognized a non-cash impairment charge of $10,042,000 which represents the difference between the estimated market value and the book value of the Company's investment in property and equipment in the United Kingdom, primarily in its retail store locations, including, lease premiums, leasehold improvements and store fittings and fixtures. Fair market value was principally determined based upon estimated future discounted cash flows (before interest).

PROVISION FOR BUSINESS RESTRUCTURING

In May, 1993 the Company recorded a pre-tax charge in the amount of $77,400,000 in connection with the shutdown of it former continental European retail operations. During fiscal 1995, certain claims and contingencies were settled for amounts less than originally estimated. As a result of these settlements and certain other developments, management reduced

INTERTAN, INC.
--------------------------------------------------------------------------------

the accrual by $1,600,000. Management believes the remaining restructuring reserve at June 30, 1997 of $1,449,000 is adequate to provide for the Company's remaining obligations in Europe including those arising from legal actions brought against the Company by former employees, dealers and franchisees.

FOREIGN CURRENCY TRANSACTION (GAINS)/LOSSES

Foreign currency transaction gains of $610,000 and $338,000 arose during fiscal years 1997 and 1996, respectively, compared to a foreign currency loss of $314,000 in fiscal year 1995. These gains and losses resulted from a variety of factors, including the effect of fluctuating foreign currency values on inter-company debt and trade payables denominated in currencies other than the functional currency of the debtor as well as on the carrying value of the Company's remaining assets in continental Europe. The Company's major exposure to foreign currency risks are the Canadian dollar denominated subordinated convertible debentures (the "Debentures") carried on the books of the Company and the U.S. dollar denominated note due to Tandy which is recorded in the Canadian subsidiary. Historically, these two debts provided a natural hedge, as the related foreign currency risks were largely offsetting. The foreign exchange risk with respect to these two debts is increasing with time as the note payable to Tandy is repaid.

NET INTEREST EXPENSE

Interest expense, net of interest income, was $6,663,000, $6,709,000 and $7,462,000 for fiscal years 1997, 1996 and 1995, respectively. The reduction in net interest expense in fiscal year 1997 results from lower interest bearing debt as a consequence of principal repayments on the note payable to Tandy. The effect of this reduction was partially offset by an increase in short-term borrowings in the United Kingdom. Principal repayments to Tandy, as well as the voluntary conversion of a portion of the Debentures by the holders thereof,
contributed to lower net interest expense in fiscal year 1996.   In addition,
the amortization of a significant portion of the Company's bank financing costs had been completed in fiscal 1995.

INCOME TAXES

The Company's unusually high effective tax rate is primarily due to the fact that the Company recognizes income tax expense on the profits generated by InterTAN Canada, but does not recognize income tax benefits on the losses incurred by InterTAN U.K. Limited. The Company expects its tax rate to continue to be unusually high until the losses in the United Kingdom are substantially reduced. The Company has regularly assessed the future benefit, if any, which might be derived from the Company's deferred tax assets. Based on the operating performance of the Canadian subsidiary in fiscal 1995, management concluded that the valuation allowance should be reduced by $9,100,000 and the Company recognized a deferred tax benefit of that amount. The Company also recorded a current deferred tax benefit of $1,000,000 relating to the parent Company during fiscal year 1995. No further reductions were made to the valuation allowance during fiscal 1996. During fiscal year 1997, based on the improved operating performance of the Australian subsidiary during the last two fiscal years, management concluded that the valuation allowance against the deferred tax assets of that subsidiary should be reduced by $634,000 and the Company recorded a deferred tax benefit of that amount. With the exception of the deferred tax benefits described above, the provision for taxes in fiscal years 1996 and 1997 of $7,499,000 and $6,755,000, respectively, primarily represents a provision for Canadian federal and provincial taxes on the profits of the Canadian subsidiary.

At June 30, 1997, the Company had deferred tax assets in all three countries aggregating $39,972,000 against which a valuation allowance has been recorded in the amount of $39,338,000. Approximately $32,053,000 of the valuation allowance relates to loss carry forwards and other timing differences in Australia and the United Kingdom. The potential realization of the deferred tax assets will be reviewed on a regular basis.

An audit of the Canadian income tax returns of the Canadian subsidiary for the 1987 to 1989 taxation years was completed during fiscal year 1994, resulting in additional tax being levied against the Canadian subsidiary. The Company has appealed these reassessments and, pending the outcome of these matters, the Company, by Canadian law, was required to pay one-half of the tax in dispute. The tax levied by Revenue Canada in reassessing those years was offset by refunds arising from the carry-back of losses incurred in subsequent years. Depending on the ultimate resolution of these issues, the Company could potentially have an additional liability in the range of $0 to $11,600,000. The Company believes it has meritorious arguments in defense of the issues raised by Revenue Canada and it is in the process of vigorously defending its position.
It is management's determination that no additional provision need be recorded for these reassessments. In order for the Company to succeed in appealing certain aspects of these reassessments, it must succeed in defending the possible reassessments discussed in the paragraph immediately below.

The Company was advised in August 1995 that Revenue Canada intended to extend the scope of its 1987 to 1989 reassessments to raise certain issues flowing from the spin-off of the Company from Tandy in fiscal year 1987. Management disagrees with Revenue Canada's views on these issues and will vigorously defend the Company's position should Revenue Canada pursue these issues. Management believes it has meritorious arguments supporting its stance and, accordingly, no additional provision has been recorded for these possible reassessments. Depending on the ultimate resolution of

INTERTAN, INC.
--------------------------------------------------------------------------------

these issues, the Company could potentially have an additional liability in the range of $0 to $20,000,000. As required by Canadian law, the Company would likely be required to post a deposit of one-half of the tax in dispute, including interest, in order to appeal any reassessment.

An audit of the Canadian income tax returns of the Canadian subsidiary for the 1990 to 1993 taxation years was commenced during the 1995 fiscal year. The Company has been advised that Revenue Canada is challenging certain interest deductions relating to the Canadian subsidiary's former operations in continental Europe and is proposing to tax certain foreign exchange gains related to such operations. Depending on the ultimate resolution of these issues, the Company could potentially have an additional liability in the range of $0 to $25,000,000. Assuming Revenue Canada pursues these issues, in order for the Company to proceed with such appeals, the Company would likely be required to post a cash deposit or letters of credit equal to one-half of the 1990-1993 tax in dispute, together with interest. Notwithstanding that the Company is still in discussions with Revenue Canada regarding these issues, Revenue Canada was required to issue a protective reassessment for one of the years because the time period during which such reassessment could legally be issued was about to expire. The amount of the reassessment, including interest, is approximately $13,800,000. This amount relates to the 1992 taxation year only and is reflected in the range described immediately above. The Company has appealed this reassessment and, as indicated above, would normally be required to post a cash deposit equal to one-half of the reassessment, pending the outcome of such appeal. However, Revenue Canada has agreed to defer the posting of such deposit pending the outcome of on-going discussions on this particular issue. Revenue Canada has further agreed to accept a letter of credit in lieu of a cash deposit should it be necessary for the Company to actively proceed with its appeal. Management believes it has meritorious arguments in support of the deductibility of such interest and in support of its treatment of the foreign exchange gains and is prepared to vigorously defend its position should the Canadian tax authorities proceed with such a challenge following the conclusion of discussions with the Company and its advisors. Accordingly, it is management's assessment that no provision need be recorded for these possible claims.

NET INCOME PER AVERAGE COMMON SHARE

The primary net loss and fully diluted loss per average common share were $1.45 and $0.21 for fiscal years 1997 and 1996, respectively, as the effect of the Debentures was anti-dilutive. For fiscal year 1995, primary net income per average common share and fully diluted net income per average common share were $0.81 and $0.65, respectively. In that period, the difference between primary and fully diluted net income per average common share was due primarily to the dilutive effect of the Debentures, which were convertible into 7,123,860 common shares at that time. Because the Debentures were anti-dilutive during one or more quarters during each of fiscal years 1997, 1996 and 1995, fully diluted net income (loss) per average common share during the four quarters of those fiscal years do not equal fully diluted net income per average common share for those fiscal years as a whole. The dilutive effect of this instrument will likely continue in future periods and exchange rate impacts on the Debentures may increase or decrease their dilutive effects. If the Company were to redeem the Debentures after February 28, 2000 by issuing common shares to the holders thereof in accordance with the terms of the Debentures, the dilutive effect of the Debentures would be increased if the market value of the Company's common stock at the time of redemption were less than the conversion price ($6.10 at June 30, 1997 exchange rates).

The Company has outstanding warrants exercisable for 1,449,007 common shares at an exercise price of $6.618 per share. These warrants expire on August 5, 1998. Also, in fiscal years 1997, 1996 and 1995, the Company's directors and employees held options to purchase 785,500, 650,833 and 650,000 common shares, respectively, at exercise prices ranging from $3.50 to $8.1875, $5.31 to $8.125 and $5.31 to $7.125, respectively. The outstanding warrants and options, when dilutive, were also considered in determining primary and fully diluted net income per average common share.

In February 1997, the Financial Accounting Standards Board issued Financial Accounting Standard No. 128, "Earnings per Share" ("FAS 128"), which is effective for financial statements issued for periods ending after December 15, 1997, including interim periods. Effective December 31, 1997, the Company will adopt FAS 128, which established new standards for computing and presenting earnings per share ("EPS"). The statement requires dual presentation of basic and diluted EPS on the face of the income statement for entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation, to the numerator and denominator of the diluted EPS computation. Basic EPS excludes the effect of potentially dilutive securities while diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised, converted, or resulted in the issuance of common stock that would then share in the earnings of the entity. For the year ended June 30, 1997, pro forma basic and diluted loss per common share computed pursuant to FAS 128 would not have differed from that presented on the face of the Consolidated Statement of Operations.

INTERTAN, INC.
--------------------------------------------------------------------------------

                        LIQUIDITY AND CAPITAL RESOURCES

Operating activities generated $5,570,000 in cash during fiscal year 1997. Net income, adjusted to reconcile net income to cash, generated $10,566,000 in cash, which was partially offset by $7,592,000 in cash consumed in building inventories. The increase in inventories in fiscal 1997 was due primarily to the requirements of the 56 Cantel stores in Canada and the need to build inventories in response to higher sales in Australia. Operating activities had generated $12,185,000 in cash during fiscal year 1996. Net income, adjusted to reconcile net income to cash, generated $15,418,000 in cash, while increases in inventories consumed $13,698,000 in cash during that year. The increase in the Company's inventory levels in fiscal year 1996 resulted from implementing a merchandising strategy which places greater emphasis on higher margin private label goods. These products require larger order sizes and longer lead times. An improvement in the Company's in-stock position and a wider product assortment also contributed to the increase. The effect of this reduction in cash was partially offset by an increase in accounts payable which preserved $9,960,000 in cash during fiscal 1996. Operating activities resulted in an inflow of cash of $8,030,000 during fiscal year 1995. Net income in fiscal year 1995, adjusted to reconcile net income to cash, generated $13,784,000 in cash which was partially offset by a reduction in accrued expenses and higher levels of accounts receivable and other current assets, primarily cash on deposit with Tandy.

Investing activities consumed $7,981,000 in cash during fiscal year 1997 compared with $9,961,000 and $5,773,000 in cash in fiscal years 1996 and 1995, respectively. These cash outflows primarily result from additions to property and equipment as the Company proceeds with a plan to open new stores and renovate existing stores. These capital expenditures were higher in fiscal year 1996, primarily because of the large number of new stores opened in that period. During fiscal year 1996, the Company opened 32 new stores, while in fiscal years 1997 and 1995, 23 and 10 new stores, respectively, were opened.

In fiscal year 1997, financing activities generated $3,555,000 in cash. The effects of an increase in short-term borrowings in the United Kingdom combined with proceeds from the issuance of stock to employee plans were partially offset by scheduled repayments on a note payable under the Company's Secured Loan Agreement with Tandy. In fiscal year 1996, financing activities consumed $13,895,000 in cash. In that year, the amount of cash consumed by scheduled repayments on one of the notes payable to Tandy was augmented by effect of the early retirement of another note payable to Tandy. The effect on cash of these repayments was partially offset by short-term borrowings and cash generated from the sale of stock to employee plans. In fiscal year 1995, financing activities consumed $1,658,000 in cash. Cash consumed by the principal payment of debt to Tandy was partially offset by the proceeds from the sale of common stock to employee plans.

The Company's principal sources of liquidity during fiscal year 1998 will be its cash and short-term investments, its cash flow from operations and its banking facilities.

In May, 1994, InterTAN Canada Ltd., InterTAN, Inc., and InterTAN U.K. Limited entered into a one-year credit agreement ("Syndicated Loan Agreement") with a syndicate of banks. This agreement established a one-year revolving facility in an amount which is determined using an inventory level calculation not to exceed Cdn$60,000,000 ($43,446,000 at June 30, 1997 exchange rates). This agreement has been renewed and now extends through mid-August, 1998. The Company intends to request a further extension of the facility prior to August, 1998 and reasonably believes that the banking syndicate will agree to such renewal; however, there can be no guarantee of such renewal.

This facility is used primarily to provide letters of credit in support of purchase orders and, from time to time, to finance inventory purchases. At June 30, 1997, there were borrowings against the credit facility aggregating $9,821,000 and $13,985,000 was committed in support of letters of credit. There was $19,640,000 of credit available for use at June 30, 1997. In September 1997, the Company's Merchandise Agreement with Tandy was amended to permit the Company to support purchase orders with a surety bond or bonds as well as letters of credit. The Company has recently concluded an agreement with a major insurer to provide such a surety bond (the "Bond") in an amount not to exceed $15,000,000. Use of the Bond will give the Company greater flexibility in placing orders with Far Eastern suppliers by releasing a portion of the credit facility for other purposes.

INTERTAN, INC.
--------------------------------------------------------------------------------

The Company's Australian subsidiaries, InterTAN Australia Ltd. and Technotron Sales Corp. Pty. Ltd., have entered into a credit agreement with an Australian bank (the "Australian Facility"). This agreement established a credit facility in the amount of A$12,000,000 ($9,046,000 at June 30, 1997 exchange rates). The Australian Facility has no fixed term and may be terminated at any time upon five days' prior written notice by the lender. All or any part of the facility may be used to provide letters of credit in support of purchase orders. A maximum amount of A$5,000,000 ($3,769,000 at June 30, 1997 exchange rates) may be used in support of short-term borrowings. Interest is charged on such borrowings at the Australian Indicator Lending Rate plus 1.25 percentage points. At June 30, 1997, while there were no borrowings outstanding against the Australian Facility, $4,000,000 was committed in support letters of credit as described above and $5,046,000 of credit was available for use.

In addition to the credit facilities described above, the Company's principal sources of outside financing have been from the borrowings from Tandy and from the Debentures. Both the Secured Loan Agreement and the Syndicated Loan Agreement preclude the Company from paying dividends on its common stock. Accordingly, any such payment would require the refinancing of any amounts outstanding under these loan agreements or the consent of the Company's banking syndicate and Tandy; there can be no assurance that either event would occur.
In addition, the Secured Loan Agreement and the Syndicated Loan Agreement contain covenants which require the Company to maintain tangible net worth at a specified minimum level and which limit the level of debt due both to Tandy as well as other parties, annual capital spending and lease commitments and require the Company to maintain debt to equity and working capital ratios at agreed levels. These loan agreements also require the Company to meet certain interest coverage ratios. During fiscal year 1997, the Company was in compliance with all of these requirements, except for the cash interest coverage ratios under the Syndicated Loan Agreement and the Secured Loan Agreement at December 31, 1996 and June 30, 1997, respectively. The banking syndicate and Tandy have waived the non-compliance with these covenants. Management expects that the Company will meet all covenant requirements during fiscal year 1998.

The Company's primary uses of liquidity during fiscal year 1998 will include the building of inventories for the 1997 Christmas selling season, the funding of capital expenditures and the servicing of debt. The Company anticipates that capital additions will approximate $8,000,000 during fiscal year 1998, mainly related to store expansion, remodeling and upgrading. The Company's debt servicing requirements in fiscal year 1998 are estimated to be $12,600,000 and include principal payments under the Secured Loan Agreement of $6,958,000. As previously described, the Company believes that it may be required to post additional tax deposits or letters of credit with Revenue Canada in order to appeal existing, and, possibly, additional reassessments of tax. See "Income Taxes".

Management believes that the Company's cash and short-term investments on hand and its cash flow from operations combined with the Syndicated Loan Agreement, the Australian Facility and the Bond will provide the Company with sufficient liquidity to meet its planned requirements through fiscal year 1998, provided the amount of any additional tax deposits was not at the upper end of the ranges described above under "Income Taxes". If this were the case, the Company would be required to seek additional sources of liquidity. Management is currently in the process of studying additional funding alternatives. However, there can be no assurance that additional funding would be available, if required, on terms acceptable to the Company.

INTERTAN, INC.
--------------------------------------------------------------------------------


CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                            Year ended June 30
(In thousands, except per share data)                                  1997        1996      1995
-----------------------------------------------------------------------------------------------------
Net sales and operating revenues                                     $519,318    $506,445  $491,751
Other income                                                              640         902     1,217
 .....................................................................................................
                                                                      519,958     507,347   492,968

Operating costs and expenses:
   Cost of products sold (including purchases from Tandy
     Corporation of $91,945, $86,366, and $69,091, respectively)      286,835     282,052   279,436
   Selling, general and administrative expenses                       217,211     205,694   193,767
   Depreciation and amortization                                        9,671       7,972     7,504
   Impairment of long-lived assets                                     10,042          --        --
   Provision for business restructuring                                    --          --    (1,600)
 .....................................................................................................
                                                                      523,759     495,718   479,107
 .....................................................................................................

Operating income (loss)                                                (3,801)     11,629    13,861

   Foreign currency transaction (gains) losses                           (610)       (338)      314
   Interest expense, net                                                6,663       6,709     7,462
 .....................................................................................................

Income (loss) before income taxes                                      (9,854)      5,258     6,085
Provision (benefit) for income taxes                                    6,755       7,499    (2,038)
 .....................................................................................................

Net income (loss)                                                    $(16,609)   $ (2,241) $  8,123
-----------------------------------------------------------------------------------------------------

Primary net income (loss) per average common share                   $  (1.45)   $  (0.21) $   0.81
 .....................................................................................................

Fully diluted net income (loss) per average common share             $  (1.45)   $  (0.21) $   0.65
 .....................................................................................................

Average common shares outstanding                                      11,459      10,901    10,043
 .....................................................................................................

Average common shares outstanding assuming full dilution               11,459      10,901    17,186
 .....................................................................................................


The accompanying notes are an integral part of these consolidated financial statements.

INTERTAN, INC.
--------------------------------------------------------------------------------


CONSOLIDATED BALANCE SHEETS

                                                                              June 30,             June 30,
 (In thousands, except share amounts)                                          1997                  1996
------------------------------------------------------------------------------------------------------------
ASSETS

Current Assets:
   Cash and short-term investments                                           $ 34,726             $ 34,096
   Accounts receivable, less allowance for doubtful accounts                    9,655                9,422
   Inventories                                                                170,594              162,207
   Other current assets                                                         7,271                7,628
   Deferred income taxes                                                          634                3,831
 ............................................................................................................
     Total current assets                                                     222,880              217,184

Property and equipment, less accumulated depreciation and amortization         28,812               39,129
Other assets                                                                    2,615                2,928
Deferred income taxes                                                              --                2,392
 ............................................................................................................
                                                                             $254,307             $261,633
------------------------------------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
   Short-term bank borrowings                                                $  9,821             $    975
   Current maturities of note payable to Tandy Corporation                      6,958                6,958
   Accounts payable                                                            25,215               24,082
   Accounts payable to Tandy Corporation                                        2,589                  894
   Accrued expenses                                                            27,031               25,833
   Income taxes payable                                                        12,734               12,971
 ............................................................................................................
     Total current liabilities                                                 84,348               71,713

Long-term note payable to Tandy Corporation, less current maturities           16,420               23,070
9% convertible subordinated debentures                                         41,138               41,660
Other liabilities                                                               6,167                5,678
 ............................................................................................................
                                                                              148,073              142,121
 ............................................................................................................
Stockholders' Equity:
   Preferred stock, no par value, 1,000,000 shares authorized,
     none issued or outstanding                                                    --                   --
   Common stock, $1 par value, 40,000,000 shares authorized,
     11,873,437 and 11,172,506 issued and outstanding                          11,873               11,173
   Additional paid-in capital                                                 114,350              111,678
   Retained earnings                                                            2,523               19,132
   Foreign currency translation effects                                       (22,512)             (22,471)
 ............................................................................................................
     Total stockholders' equity                                               106,234              119,512
 ............................................................................................................
     Commitments and contingent liabilities
                                                                             $254,307             $261,633
------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.

INTERTAN, INC.
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                                                    Year ended June 30
(In thousands)                                                            1997              1996           1995
------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)                                                     $  (16,609)     $   (2,241)      $   8,123
   Adjustments to reconcile net income (loss) to cash
   provided by operating activities:
     Results from the Australia and the U.K. transitional
       month (see Note 13)                                                    --             --           (1,740)
     Depreciation and amortization                                         9,671          7,972            9,444
     Deferred income taxes                                                 5,589          7,172           (1,392)
     Foreign currency transaction gains, unrealized                         (612)          (100)            (170)
     Impairment of long-lived assets                                      10,042             --               --
     Provision for business restructuring                                     --             --           (1,600)
     Other                                                                 2,485          2,615            1,119

Cash provided by (used for) current assets and liabilities:
     Receivables                                                            (164)          (674)          (1,517)
     Inventories                                                          (7,592)       (13,698)           1,687
     Other current assets                                                   (126)         1,298           (1,480)
     Accounts payable                                                        263          9,960              834
     Accounts payable to Tandy Corporation                                 1,721            449             (851)
     Accrued expenses                                                        970            452           (3,667)
     Income taxes payable                                                    (68)        (1,020)            (760)
 ..................................................................................................................
       Net cash provided by operating activities                           5,570         12,185            8,030
 ..................................................................................................................

Cash flows from investing activities:
   Additions to property and equipment                                    (9,244)       (12,119)          (7,530)
   Proceeds from sales of property and equipment                             271            331            1,538
   Other investment activities                                               992          1,827              219
 ..................................................................................................................
       Net cash used in investing activities                              (7,981)        (9,961)          (5,773)
 ..................................................................................................................

CASH FLOWS FROM FINANCING ACTIVITIES:
   Changes in short-term borrowings, net                                   8,554            972               --
   Proceeds from issuance of common stock to employee plans                1,959          1,484            1,809
   Proceeds from exercise of stock options                                    --            760               12
   Principal repayments on long-term borrowings                           (6,958)       (17,111)          (3,479)
 ..................................................................................................................
       Net cash provided by (used in) financing activities                  3,555       (13,895)          (1,658)
 ..................................................................................................................
Effect of exchange rate changes on cash                                     (514)           507              395
 ..................................................................................................................

NET INCREASE (DECREASE) IN CASH AND SHORT-TERM INVESTMENTS                   630        (11,164)             994
Cash and short-term investments, beginning of year                        34,096         45,260           44,266
 ..................................................................................................................
Cash and short-term investments, end of year                           $  34,726      $  34,096        $  45,260
------------------------------------------------------------------------------------------------------------------

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for:
   Interest                                                            $   7,213      $   7,976        $   8,616
   Income taxes                                                        $   1,299      $     967        $     271
------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.

INTERTAN, INC.
--------------------------------------------------------------------------------


CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                                      Foreign
                                                                                                      Currency
                                                      Common Stock      Additional       Retained   Translation
(In thousands)                                      Shares    Amount  Paid-In Capital    Earnings     Effects       Total
----------------------------------------------------------------------------------------------------------------------------
Balance at June 30, 1994                           9,715     $ 9,715     $103,599      $ 14,990      $(26,791)    $101,513
Net foreign currency translation adjustments          --          --           --            --         2,175        2,175
Issuance of common stock to employee plans           476         476        2,767            --            --        3,243
Issuance of common stock under stock option plans      2           2           10            --            --           12
Results from the Australia and the U.K.
  transitional month (see Note 13)                    --          --           --        (1,740)           --       (1,740)
Net income                                            --          --           --         8,123            --        8,123
 ............................................................................................................................

Balance at June 30, 1995                          10,193      10,193      106,376        21,373        (24,616)    113,326
Net foreign currency translation adjustments          --          --           --            --          2,145       2,145
Issuance of common stock to employee plans           483         483        2,805            --             --       3,288
Issuance of common stock under stock option plans    118         118          642            --             --         760
Conversion of subordinated debentures to
      common stock                                   379         379        1,855            --             --       2,234
Net loss                                              --          --           --        (2,241)            --      (2,241)
 ............................................................................................................................

Balance at June 30, 1996                          11,173      11,173      111,678        19,132        (22,471)    119,512
Net foreign currency translation adjustments          --          --           --            --            (41)        (41)
Issuance of common stock to employee plans           700         700        2,672            --             --       3,372
Net loss                                              --          --           --       (16,609)            --     (16,609)
 ............................................................................................................................
BALANCE AT JUNE 30, 1997                          11,873     $11,873     $114,350      $  2,523       $(22,512)   $106,234


The accompanying notes are an integral part of these consolidated financial statements.

INTERTAN, INC.
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The Company operates consumer electronics retail stores in Canada, Australia, and the United Kingdom. The consolidated financial statements include the accounts of the Company and its subsidiaries. All material intercompany transactions, balances and profits have been eliminated. The Company's fiscal year ends June 30.

CASH AND SHORT-TERM INVESTMENTS

Cash in stores, deposits in banks and short-term investments with original maturities of three months or less are considered as cash and cash equivalents.

INVENTORY

Inventories are comprised primarily of finished merchandise and are stated at the lower of cost, based on the average cost method, or market value.

PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost and depreciated over the estimated useful lives of the assets using the straight-line method. Estimated useful lives range from 25 to 40 years for buildings, 3 to 8 years for fixtures and equipment and 25 years for lease premiums. Leasehold improvements are amortized over the life of the lease or the useful life of the asset, whichever is shorter.

Maintenance and repairs are charged to expense as incurred. Renewals and betterments which materially prolong the useful lives of the assets are capitalized. The cost and related accumulated depreciation of property retired or sold are removed from the accounts, and gains or losses are recognized in the income statement.

In March 1995, the Financial Accounting Standards Board ("FASB") issued Financial Accounting Standard No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("FAS 121").
Effective July 1, 1996, the Company adopted FAS 121 which requires that long-lived assets (i.e. property, plant and equipment and goodwill) held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the net book value of the asset may not be recoverable. An impairment loss will be recognized if the sum of the expected future cash flows (undiscounted and before interest) from the use of the asset, or group of assets, is less than the net book value of the asset. The amount of the impairment loss will generally be measured as the difference between the net book value of the assets and the estimated fair value of the related assets.
See Note 5 for a discussion of an impairment charge recorded in fiscal year
1997.

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

CONTRACT MANAGEMENT

At June 30, 1997, InterTAN Australia had 215 company-operated stores, of which 142 were operated under "contract management" arrangements. Under the typical contract management arrangement, the store manager is not employed by InterTAN Australia, but is under contract to operate the store on behalf of the Company. InterTAN Australia selects and supplies the store location (including lease payments and other fixed location charges) and also supplies leasehold improvements, fixtures and store inventory. InterTAN Australia is also committed to provide supporting services, including advertising and training. The contract manager is responsible for the labor and overhead necessary to operate the store (i.e., the contract manager is responsible for paying the employees and store utility and other operating costs). The contract manager is also required to provide a cash deposit. In return for the service of operating the store, the contract manager receives compensation equal to approximately one half of the store's gross profit. InterTAN Canada has 19 stores which operate under similar arrangements.

The revenue, as well as the expenses paid by the Company, related to contract management stores are included in the consolidated statement of operations. The contract manager's compensation is included in selling, general and administrative expenses. Contract managers' deposits are included in the "Other liabilities" section of the consolidated balance sheet and amounted to $4,579,000 and $4,014,000 at June 30, 1997 and June 30, 1996, respectively.

CAPITALIZED FINANCING COSTS

Costs incurred in connection with the issuance of debt and renewal fees are capitalized and are amortized over the term of the respective debt. Amortization of these costs, which include underwriting, bank, legal and accounting fees, for fiscal years 1997, 1996 and 1995 was $684,000, $608,000
and $1,199,000, respectively.   Unamortized balances at June 30, 1997 and June
30, 1996 were $1,317,000 and $1,805,000, respectively.

INTERTAN, INC.
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


ADVERTISING COSTS

Advertising costs are expensed the first time the related advertising occurs. During fiscal years 1997, 1996 and 1995, advertising expense was $27,792,000, $26,045,000 and $24,638,000, respectively.

INCOME TAXES

Income taxes are accounted for using the asset and liability method pursuant to Financial Accounting Standard No. 109 ("FAS 109"), "Accounting for Income Taxes". The asset and liability approach requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the book amounts and tax basis of assets and liabilities. However, FAS 109 allows the recognition of a deferred tax asset only to the extent that it is more likely than not that the Company will realize the benefits of that deferred tax asset.

InterTAN considers the earnings of its foreign subsidiaries to be permanently reinvested for use in those operations and, consequently, deferred federal income taxes, net of applicable foreign tax credits, are not provided on the undistributed earnings of foreign subsidiaries. If the earnings of those subsidiaries as of June 30, 1997 were remitted to the parent, approximately $42,000,000, subject to adjustment for deemed foreign taxes paid, would be included in the taxable income of the parent. By operations of tax statutes currently in effect, the Company would incur certain U.S. income taxes, including alternative minimum tax. Such remittances may also be subject to certain foreign withholding taxes (presently rates range from 0% to 15%) for which there would likely be no U.S. tax relief.

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

EARNINGS PER SHARE

The Company computes primary net income (loss) per average common share by dividing net income by the sum of the weighted average number of common shares outstanding and dilutive common stock equivalents as determined using the treasury stock method. Dilutive common stock equivalents consist of outstanding stock options and warrants. Fully diluted net income per average common share reflects the assumed conversion of the 9% subordinated convertible debentures ("Debentures") into common stock, whereby the related interest expense and foreign currency transaction (gains) losses, net of tax, are added back to net income.

In February 1997, the FASB issued Financial Accounting Standard No. 128, "Earnings per Share" ("FAS 128"), which is effective for financial statements issued for periods ending after December 15, 1997, including interim periods. Effective December 31, 1997, the Company will adopt FAS 128, which established new standards for computing and presenting earnings per share ("EPS"). The statement requires dual presentation of basic and diluted EPS on the face of the income statement for entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Basic EPS excludes the effect of potentially dilutive securities while diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised, converted, or resulted in the issuance of common stock that would then share in the earnings of the entity. For the year ended June 30, 1997, pro forma basic and diluted loss per common share computed pursuant to FAS 128 would not have differed from that presented on the face of the Consolidated Statement of Operations.

ACCOUNTING FOR STOCK-BASED COMPENSATION

In October 1995, the FASB issued Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation" ("FAS 123"). Effective July 1, 1996, the Company adopted FAS 123 which establishes financial accounting and reporting standards for stock-based employee compensation plans. The pronouncement defines a fair value based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock option compensation plans. However, as provided in FAS 123, the Company has elected to continue to measure compensation cost for those plans using the intrinsic value based method of accounting as prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). See Note 11.

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

NOTE 2  BANK DEBT

In May, 1994, InterTAN Canada Ltd., InterTAN, Inc., and InterTAN U.K. Limited entered into a one-year credit agreement ("Syndicated Loan Agreement") with a syndicate of banks (the "Bank Syndicate"). This agreement established a one year revolving facility in an amount which is determined using an inventory level calculation not to exceed Cdn$60,000,000 ($43,446,000 at June 30, 1997 exchange rates). The interest

INTERTAN, INC.
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


rate under the credit facility is the Canadian prime rate plus 1% on loans to InterTAN Canada Ltd. and the U.K. base rate plus 2% for loans to InterTAN U.K. Limited. In addition, a standby fee of 0.25% per annum is payable on the unused portion of the credit facility. The credit agreement is secured principally by an inventory repurchase agreement among the Bank Syndicate agent, the Company and Tandy Corporation ("Tandy"), the Company's principal supplier. The Syndicated Loan Agreement has been renewed, and now extends through mid-August, 1998.

The Syndicated Loan Agreement requires the Company to maintain tangible net worth greater than $80,000,000 before considering the effects of foreign currency translation. The Company is also required to maintain capital expenditures at or below $13,000,000 per annum, maintain a consolidated working capital ratio above 2.0:1 and a debt to equity ratio, as defined, below 0.75:1. For fiscal year 1997, the Syndicated Loan Agreement also required the Company to maintain earnings before depreciation, extraordinary non-cash charges, interest and taxes less capital expenditures of at least 0.9 times net finance charges for the twelve months ending September 30, 1996 and 1.50 times net finance charges for the twelve month periods ending December, 1996 and March 31 and June 30, 1997. The Company has met all covenant tests under the Syndicated Loan Agreement throughout fiscal year 1997, except for the cash interest coverage ratio for the twelve months ended December 31, 1996. However, each member of the Bank Syndicate waived such non-compliance and agreed to modify the cash interest coverage ratios for the third and fourth quarters of fiscal year 1997 to 1.0 and 1.05, respectively. The Company was in compliance with these ratios, as revised. For fiscal year 1998, the cash interest coverage ratios have been set at 1.25 for the twelve months ending September 30 and December 31, 1997 and
1.50 for the twelve months ending March 31 and June 30, 1998. Management expects that the Company will meet these requirements during the fiscal year 1998. The Syndicated Loan Agreement also precludes the Company from paying dividends.

At June 30, 1997, there were borrowings against the credit facility aggregating $9,821,000, at an interest rate of 8.5%. In addition, $13,985,000, was committed in support of letters of credit issued primarily to secure product purchases from Far Eastern suppliers. There was $19,640,000 of credit available for use at June 30, 1997.

One of the Company's directors also serves as a director of the agent bank of the Bank Syndicate. Such director abstains from voting on any matters requiring Board action which involve the Company and the Bank Syndicate.

In November, 1996, the Company's Australian subsidiaries, InterTAN Australia Ltd. and Technotron Sales Corp. Pty. Ltd., entered into a credit agreement with an Australian bank (the "Australian Facility"). This agreement established a credit facility in the amount of A$12,000,000 ($9,046,000 at June 30, 1997 exchange rates). The Australian Facility has no fixed term and may be terminated at any time upon five days' prior written notice by the lender. All or any part of the facility may be used to provide letters of credit in support of purchase orders. A maximum amount of A$5,000,000 ($3,769,000 at June 30, 1997 exchange rates) may be used in support of short-term borrowings. Interest is charged on such borrowings at the Australian Indicator Lending Rate plus 1.25 percentage points. At June 30, 1997, while there were no borrowings outstanding against the Australian Facility, $4,000,000 was committed in support of letters of credit issued primarily to secure product purchases from Far Eastern suppliers. There was $5,046,000 of credit available for use at June 30, 1997.

NOTE 3  DEBT AND MERCHANDISE AGREEMENT
        WITH TANDY

On August 5, 1993, Tandy, through its wholly-owned subsidiary, Trans World Electronics, Inc., provided the Company with a term loan facility ("Series A Note") in the amount of $41,748,000 bearing interest at 8.64%. It is payable semi-annually over a six year period commencing February 25, 1995. In addition, Tandy provided the Company with a $10,113,000 three year loan ("Series B Note") which bore interest at 8.11% and was due on August 25, 1996. The Series B Note was repaid in May, 1996.

Under the terms of the agreement concerning the Series A and B Notes ("Secured Loan Agreement"), the Company has granted Tandy a first priority lien over all of the assets of the Company and its subsidiaries. In addition, InterTAN, Inc. has pledged the shares of each of its subsidiaries to Tandy. The Secured Loan Agreement allows new revolving credit facility lenders to participate in the security granted to Tandy. The Series A Note can be repaid at any time without penalty.

The Secured Loan Agreement requires the Company to maintain tangible net worth greater than $80,000,000 before considering the effects of foreign currency translation. Total debt due to Tandy, including long-term notes payable under the Secured Loan Agreement, accounts payable, and open inventory purchase orders placed with Tandy which are not supported by letters of credit, is limited to $60,000,000. In addition, total debt due to parties other than Tandy, excluding the Debentures and trade payables, is limited to $50,000,000. The Secured Loan Agreement also requires the Company to maintain earnings before interest, taxes and unrealized foreign currency transaction gains or losses of at least 2.0 times finance charges for each six and twelve month period ending December 31 and June 30, respectively. In addition, the Company is required to maintain capital expenditures below agreed levels during each six month period throughout the term of the loan. The Company has met all of these covenants during fiscal year 1997 except for the financial charge ratio which was 0.94 at June 30, 1997, excluding the impairment charge discussed in Note 5. Tandy has waived such non-compliance. Management anticipates that it will meet these covenants during fiscal year 1998. The Secured Loan Agreement also precludes the Company from paying dividends.

INTERTAN, INC.
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The Series A Note matures as follows (in thousands):

For years ending June 30

-------------------------------------
1998                        $ 6,958
1999                          6,958
2000                          6,958
2001                          3,479
 .....................................
                            $24,353
Less unamortized discount       975
 .....................................
                            $23,378

-------------------------------------

In consideration for Tandy's extension of credit, InterTAN issued to Tandy five-year warrants to purchase 1,449,007 shares of the Company's common stock exercisable beginning August 5, 1993 at an exercise price of $6.618 which was the market price of the Company's common stock at the date of issuance. These warrants were valued at $2,155,000 and this amount was recorded as a discount against the Series A and B Notes. The discount is being amortized over the term of the Series A Note. Amortization during each of fiscal years 1997, 1996 and 1995 was $308,000.

The Company and Tandy have entered into a Merchandise Agreement and a series of license agreements. These agreements permit InterTAN to use, in designated countries, the "Tandy", "Tandy Electronics" and "RadioShack" trade names until June 30, 2006, with automatic annual extensions to June 30, 2010. The license agreements may be terminated with five years' prior written notice by either party. In the event a change in control of InterTAN, Inc. or any of its subsidiaries occurs, Tandy may revoke the Merchandise Agreement and the license agreements. In consideration for these rights, the Company was obliged to pay a royalty of 0.25% of consolidated sales beginning in fiscal year 1996. This royalty increases by 0.25 percentage points each fiscal year until it reaches a maximum of up to 1.0% in fiscal 1999. During fiscal years 1997 and 1996, the Company paid Tandy royalties totaling $2,538,000 and $1,260,000, respectively. The Company is obliged to use Tandy's export unit, A &A International, Inc. ("A & A"), as its exclusive exporter of products from the Far East through the term of the Merchandise Agreement. In such connection, the Company must pay a purchasing agent/exporter fee to A & A calculated by adding 0.2% of consolidated sales in excess of $500,000,000 to the base amount of $1,000,000 and deducting from this certain credits the Company earns by purchasing products from Tandy and A & A. The Company paid Tandy fees totaling $815,000, $785,000 and $810,000 in fiscal years 1997, 1996 and 1995, respectively, under this arrangement. The Company's purchase orders with Tandy are supported, based on a formula agreed with Tandy, by letters of credit issued by banks on behalf of InterTAN or backed by cash deposits. In September, 1997, the Merchandise Agreement was amended to permit the Company to support purchase orders with a surety bond or bonds as well as letters of credit. The Company has recently concluded an agreement with a major insurer to provide such a surety bond in an amount not to exceed $15,000,000.

The Company has also entered into an advertising agreement with Tandy giving the Company rights to advertising initiatives developed by Tandy for its RadioShack stores in the United States. During fiscal years 1997 and 1996, the Company incurred expenses of $211,000 and $410,000, respectively, under this agreement.

NOTE 4  DEBENTURES

During fiscal year 1994, the Company closed a private placement of Cdn$60,000,000 ($43,446,000 at June 30, 1997 exchange rates) of 9% subordinated convertible debentures which will mature on August 30, 2000. At June 30, 1997, Cdn$56,812,000 of Debentures ($41,138,000 at June 30, 1997 exchange rates) were outstanding. The Debentures are convertible at any time at a conversion rate of
118.7310 common shares for each Cdn$1,000 face amount of Debentures, equivalent to a conversion price of approximately Cdn$8.42, or $6.10 per share at the June 30, 1997 exchange rate. The Debentures are subordinated to all senior indebtedness of the Company, including the Syndicated Loan Agreement, the Australian Facility and the Secured Loan Agreement.

The Debentures are redeemable, in whole or in part, on a pro rata basis, upon 30 business days' notice at a redemption price equal to the principal amount thereof, plus accrued and unpaid interest, if any, provided that the current market price of the Company's common shares as of the date of such notice is not less than 125% of the conversion price. After August 30, 1999, the Debentures will be redeemable upon 30 trading days notice at a redemption price equal to the principal amount thereof plus accrued and unpaid interest, if any, regardless of the current market price of the Company's common shares. After February 28, 2000, the Company may redeem the Debentures by issuing and delivering to the holders that number of the Company's common shares obtained by dividing the principal amount of the Debentures by 95% of the market price of the Company's common stock at the date of redemption.

NOTE 5  PROPERTY AND EQUIPMENT

Property and equipment at June 30, 1997 and June 30, 1996 are summarized as follows (in thousands):

                                       1997      1996

--------------------------------------------------------
Land                                 $ 1,134  $  1,137
Buildings                             10,072    10,218
Equipment, furniture and fixtures     44,143    40,477
Leasehold improvements                42,638    40,189
Leasehold premiums                     9,139     8,664
 ........................................................
                                     107,126   100,685

Less accumulated depreciation
  and amortization                    78,314    61,556
 ........................................................
Property and equipment, net         $ 28,812  $ 39,129

--------------------------------------------------------

INTERTAN, INC.
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Because of the continued and higher than expected operating losses in the United Kingdom, the Company conducted an impairment evaluation of its property and equipment in the United Kingdom in accordance with the provisions of FAS 121.
As a result of this evaluation, during the fourth quarter of fiscal year 1997, the Company recognized a non-cash impairment loss of $10,042,000 which represents the difference between the estimated market value and the book value of the Company's investment in property and equipment in the United Kingdom, primarily in its retail store locations, including lease premiums, leasehold improvements and store fittings and fixtures. Fair market value was principally determined based upon estimated future discounted cash flows (before interest). The amount of this adjustment was credited to accumulated depreciation.

NOTE 6    ACCRUED EXPENSES

The following is a summary of accrued expenses at June 30, 1997 and June 30, 1996 (in thousands):

                                      1997     1996
------------------------------------------------------

Payroll and bonuses                 $ 7,383  $ 7,227
Taxes (other than income taxes)       2,832    2,554
Deferred service contract income      6,156    4,121
European restructuring costs          1,449    2,630
Other                                 9,211    9,301
 ......................................................
                                    $27,031  $25,833
------------------------------------------------------

In May, 1993, the Company recorded a pre-tax charge in the amount of $77,400,000 in connection with the shut down of its former continental European retail operations. During fiscal year 1995, certain claims and contingencies were settled for amounts less than originally estimated. As a result of these settlements and certain other developments, management reduced the accrual by $1,600,000. Management believes the remaining restructuring reserve at June 30, 1997 of $1,449,000 is adequate to provide for the Company's remaining obligations in Europe including those arising from legal actions brought against the Company by former employees, dealers and franchisees.

NOTE 7    INCOME TAXES

The components of the provisions for domestic and foreign income taxes are shown below (in thousands):

                                 Year ended June 30
                          1997          1996            1995
----------------------------------------------------------------

Current
 United States          $   148       $ (374)         $(1,178)
 Foreign                  1,018          701              532
 ................................................................
                          1,166          327             (646)
Deferred Foreign          5,589        7,172           (1,392)
 ................................................................
Total income tax
 expense (benefit)      $ 6,755      $ 7,499          $(2,038)
----------------------------------------------------------------

Components of the difference between income tax expense and the amount calculated by applying the U.S. statutory rate of 35% to income before income taxes are as follows (in thousands):

                                 Year ended June 30
                          1997          1996            1995
----------------------------------------------------------------

Components of
pre-tax income (loss):
 United States          $  (901)      $(1,872)        $(3,578)
 Foreign                 (8,953)        7,130           9,663

 ................................................................
Income (loss) before
 income taxes            (9,854)        5,258           6,085
Statutory U.S. tax rate      35%           35%             35%
 ................................................................

Federal income tax
 expense (benefit) at
 statutory rate          (3,449)        1,840           2,130
Foreign tax rate
 differentials            1,177           887             927
Provincial income taxes,
 less foreign federal
 income tax benefit       1,202         1,433             900
Book losses for which
 no tax benefit was
 recognized               9,367         3,610           3,427
Adjustment to valuation
 allowance for deferred
 tax assets              (1,656)         (329)         (9,100)
Other, net                  114            58            (322)
 ................................................................
Total income tax
 expense (benefit)      $ 6,755        $7,499         $(2,038)
----------------------------------------------------------------

Deferred tax assets are comprised of the following at June 30
(in thousands):

                                      JUNE 30,        June 30,
                                        1997            1996
----------------------------------------------------------------

DEFERRED TAX ASSETS
 Depreciation                        $  5,410        $  2,045
 Deferred service contracts             2,029           1,454
 Reserves for business
  restructuring                           633             835
 Loss carryforwards                    26,363          28,157
 Other                                  5,537           4,193
 ................................................................
                                       39,972          36,684
Valuation allowance                   (39,338)        (30,461)
 ................................................................
 DEFERRED TAX ASSET                  $    634        $  6,223

Since the adoption of FAS 109 in July, 1993, the Company has regularly assessed the future benefit, if any, which might be derived from the Company's deferred tax assets. In assessing the future benefit, if any, which might be derived from these deferred tax assets, the Company considers its recent operating history and financial condition.

INTERTAN, INC.
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Based on the operating performance of the Canadian subsidiary in fiscal 1995, management concluded that the valuation allowance should be reduced by $9,100,000 and the Company recognized a deferred tax benefit of that amount. No further reductions were made to the valuation allowance during fiscal 1996. During fiscal year 1997, based on the improved operating performance of the Australian subsidiary during the last two fiscal years, management concluded that the valuation allowance against the deferred tax assets of that subsidiary should be reduced by $634,000 and the Company recorded a deferred tax benefit of that amount.

For Canadian tax purposes, the Company has net operating loss carryforwards of approximately $2,600,000 which can be used to offset future taxable income in Canada. These loss carry-forwards will expire in 2001. The Company also has net operating loss carry-forwards for tax purposes of approximately $72,100,000 and $1,900,000 in the United Kingdom and Australia, respectively. These losses can be carried forward indefinitely in both jurisdictions. Certain restrictions may apply to the use of these loss carry-forwards in the event of a change in control of the Company.

An audit of the Canadian income tax returns of the Canadian subsidiary for the 1987 to 1989 taxation years was completed during fiscal year 1994, resulting in additional tax being levied against the Canadian subsidiary. The Company has appealed these reassessments and, pending the outcome of these matters, the Company, by Canadian law, was required to pay one-half of the tax in dispute. The tax levied by Revenue Canada in reassessing those years was offset by refunds arising from the carry-back of losses incurred in subsequent years. Depending on the ultimate resolution of these issues, the Company could potentially have an additional liability in the range of $0 to $11,600,000. The Company believes it has meritorious arguments in defense of the issues raised by Revenue Canada and it is in the process of vigorously defending its position.
It is management's determination that no additional provision need be recorded for these reassessments. In order for the Company to succeed in appealing certain aspects of these reassessments, it must succeed in defending the possible reassessments discussed in the paragraph immediately below.

The Company was advised in August 1995 that Revenue Canada intended to extend the scope of its 1987 to 1989 reassessments to raise certain issues flowing from the spin-off of the Company from Tandy in fiscal year 1987. Management disagrees with Revenue Canada's views on these issues and will vigorously defend the Company's position should Revenue Canada pursue these issues. Management believes it has meritorious arguments supporting its stance and, accordingly, no additional provision has been recorded for these possible reassessments. Depending on the ultimate resolution of these issues, the Company could potentially have an additional liability in the range of $0 to $20,000,000. As required by Canadian law, the Company would likely be required to post a deposit of one-half of the tax in dispute, including interest, in order to appeal any reassessment.

An audit of the Canadian income tax returns of the Canadian subsidiary for the 1990 to 1993 taxation years was commenced during the 1995 fiscal year. The Company has been advised that Revenue Canada is challenging certain interest deductions relating to the Canadian subsidiary's former operations in continental Europe and is proposing to tax certain foreign exchange gains related to such operations. Depending on the ultimate resolution of these issues, the Company could potentially have an additional liability in the range of $0 to $25,000,000. Assuming Revenue Canada pursues these issues, in order for the Company to proceed with such appeals, the Company would likely be required to post a cash deposit or letters of credit equal to one-half of the 1990-1993 tax in dispute. Notwithstanding that the Company is still in discussions with Revenue Canada regarding these issues, Revenue Canada was required to issue a protective reassessment for one of the years because the time period during which such reassessment could legally be issued was about to expire. The amount of the reassessment, including interest, is approximately $13,800,000. This amount relates to the 1992 taxation year only and is reflected in the range described immediately above. The Company has appealed this reassessment and, as indicated above, would normally be required to post a cash deposit equal to one-half of the reassessment, pending the outcome of such appeal. However, Revenue Canada has agreed to defer the posting of such deposit pending the outcome of on-going discussions on this particular issue. Revenue Canada has further agreed to accept a letter of credit in lieu of a cash deposit should it be necessary for the Company to actively proceed with its appeal. Management believes it has meritorious arguments in support of the deductibility of such interest and in support of its treatment of the foreign exchange gains and is prepared to vigorously defend its position should the Canadian tax authorities proceed with such a challenge following the conclusion of discussions with the Company and its advisors. Accordingly, it is management's assessment that no provision need be recorded for these possible claims.

An audit of the French branch of the Canadian subsidiary was also completed by the French tax authorities for the 1988 through 1990 taxation years. An assessment of approximately $2,000,000 has been issued. The Company has appealed this assessment. It is management's view that the position of the French tax authorities on this matter is without merit and that the Company will be successful in its appeal process. Accordingly, no provision has been made in the accounts for this assessment. In order to avoid having to pay this tax while the appeal proceeds, the Company has provided the French tax authorities with a letter of guarantee for the amount in dispute.

INTERTAN, INC.
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 8  COMMITMENTS AND CONTINGENCIES

The Company leases virtually all of its retail space under operating leases with terms ranging from three to twenty-five years. Canadian leases are normally based on a minimum rental plus a percentage of store sales in excess of a stipulated base. The remainder of InterTAN's store leases generally provide for fixed monthly rent adjusted periodically using inflation indices and rent reviews.

In fiscal years 1997, 1996 and 1995 minimum rents, including immaterial contingent rents and sublease rental income, were $36,365,000, $34,033,000 and $32,585,000, respectively. Future minimum rent commitments at June 30, 1997 for all long-term non-cancelable leases (net of immaterial sublease rent income) are as follows (in thousands):

1998                $33,591         2001                $22,080
1999                 31,106         2002                 17,354
2000                 26,670         2003 and thereafter  95,125
-----------------------------------------------------------------

A claim which had been made by a former employee for damages for wrongful dismissal totaling $880,000 was settled in July, 1997 for an amount substantially less than the amount claimed by this former employee and within the amount the Company had recorded as a provision representing its best estimate of the possible range of loss on this matter.

Apart from this matter and those described in Notes 6 and 7, there are no material pending legal proceedings or claims other than routine litigation incidental to the Company's business to which the Company or any of its subsidiaries is a party or to which any of their property is subject.

NOTE 9  FINANCIAL INSTRUMENTS

Other than debt instruments, management believes that the book value of the Company's financial instruments recorded on the balance sheet approximates their estimated fair value based on their nature and generally short maturity; such instruments include cash and short-term investments, accounts receivable, short-term bank borrowings, accounts payable and accrued expenses. The estimated fair values of the Company's long-term debt instruments are shown in the table below (in thousands):

                        JUNE 30, 1997         June 30, 1996
                     BOOK      ESTIMATED   Book      Estimated
                     VALUE     FAIR VALUE  value     fair value
-----------------------------------------------------------------

Note payable
 to Tandy           $24,353    $24,274    $31,311    $31,397
Discount on
 Tandy note            (975)        --     (1,283)        --

-----------------------------------------------------------------

Carrying value of
 note payable
 to Tandy           $23,378    $24,274    $30,028    $31,397

-----------------------------------------------------------------

9% convertible
 subordinated
 debentures         $41,138    $39,492    $41,660    $44,785
-----------------------------------------------------------------

The estimated fair value of the note payable to Tandy has been determined by discounting the related cash flows using management's estimate of the Company's incremental borrowing rate for similar issues. The estimated fair value of the Debentures is based on market price.

The Company enters into foreign exchange contracts to hedge against exchange rate fluctuations on certain debts, payables and open inventory purchase orders denominated in currencies other than the functional currency of the issuing entity. All foreign exchange contracts are written with major international financial institutions. The Company's risk in those transactions is limited to the cost of replacing the contracts at current market rates in the event of nonperformance by the counterparties. The Company believes its risk of counterparty nonperformance is remote, and any losses incurred would not be material. At June 30, 1997 and 1996, the Company had approximately $10,280,000 and $25,795,000, respectively, of foreign exchange contracts outstanding with a market value of approximately $190,000 and $17,000, respectively. Maturity on these contracts outstanding at June 30, 1997 ranged from one to six months from fiscal year-end.

NOTE 10  STOCK PURCHASE AND SAVINGS PLANS

The Company's Stock Purchase Program is available to most employees. Each participant may contribute from 1% to 10% of annual compensation. The Company matches from 40% to 80% of the employee's contribution depending on the length of the employee's participation in the program. Shares are provided to the plan either by periodic purchases on the open market or by the Company issuing new shares.

Under the InterTAN Canada Ltd. Employee Savings Plan (the "Savings Plan"), a participating employee may contribute 5% of annual compensation into the plan. The Company matches 80% of the employee's contribution. The Savings Plan is available to most Canadian employees who have been employed at least two years. An employee may also elect to contribute an additional 5% of annual compensation to the plan which is not matched by the employer. The Company's contributions are fully vested at the end of each calendar quarter. An Administrative Committee appointed by the Company's Board of Directors directs the investment of the plan's assets, a significant portion of which are invested in InterTAN, Inc. common stock.

Effective October 1, 1995, the InterTAN Employee Deferred Salary and Investment Plan was amended and restated as the InterTAN, Inc. 401(k) Plan. This plan is available to all U.S. employees who have completed at least two months service with the Company. Eligible employees may contribute, subject to statutory limits, up to 14% of their salary to the plan. The Company matches the employee contributions to a maximum of 4% of salary. Fifty percent of the Company's contributions vest in the first year with full vesting after an employee has completed two years of service with the Company. Employees have a number of investment options available to them within the plan, one of which is InterTAN, Inc. common stock.

INTERTAN, INC.
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The aggregate cost of these plans included in other selling, general and administration expense totaled $1,701,000, $1,811,000 and $1,563,000 in 1997,
1996 and 1995, respectively.

NOTE 11  STOCK OPTION PLANS

In 1986 and 1996 the Company adopted employee stock option plans (the"1986 Stock Option Plan" and the "1996 Stock Option Plan") under which the Organization and Compensation Committee of the Board of Directors may grant options to key management employees to purchase up to an aggregate of 800,000 and 1,500,000 shares, respectively, of the Company's common stock. Incentive options granted under these plans are exercisable on a cumulative basis equal to one-third for each year outstanding; unless otherwise specified by the Committee, nonstatutory options issued under the plans are exercisable on a cumulative basis equal to 20% for each year outstanding. Upon death or disability of an optionee, all options then held become immediately exercisable for one year, and upon retirement, at age 50 or older, the Committee may accelerate the dates at which the outstanding options may be exercised. Options under these plans generally expire ten years after the date of grant. The exercise price of the options granted is determined by the Committee, but cannot be less than 100% of the market price of the common stock at the date of grant.

At June 30, 1997, options to purchase 427,500 shares were outstanding under the 1986 Stock Option Plan. While options outstanding under this plan will remain in force until they are exercised, canceled or expire, no further options may be granted. At June 30, 1997, options to purchase 183,000 shares were outstanding under the 1996 Stock Option Plan and 1,317,000 options were available for future grant.

In 1991, the Company adopted the Non-Employee Director Stock Option Plan ("Director Plan") under which each non-employee director was granted an option, exercisable immediately, to purchase 25,000 shares of the Company's common stock. Upon election, all new non-employee directors are granted an option to purchase 25,000 shares of the Company's common stock. Options granted under the Director Plan are exercisable at a price equal to 100% of the market price of the common stock at the date of grant. The options generally expire ten years after the date of grant unless the optionee ceases to be a non-employee director, in which case the options expire one year after the date of cessation. Common stock issued under the Director Plan cannot exceed 200,000 shares. At June 30, 1997, options to purchase 175,000 shares were outstanding under the Director Plan and 25,000 options were available for future grant.

A summary of transactions relating to these stock option plans is as follows:

SUMMARY OF STOCK OPTION TRANSACTIONS

                                              1997                      1996                       1995
-------------------------------------------------------------------------------------------------------------------
                                                   WEIGHTED-                  Weighted-                 Weighted-
                                                    AVERAGE                    Average                   Average
                                                   EXERCISE                   Exercise                  Exercise
                                        OPTIONS      PRICE        Options       Price        Options      Price
-------------------------------------------------------------------------------------------------------------------
Outstanding at beginning of year        650,833      $7.27        650,000      $6.97         707,499     $6.65
Grants                                  209,500      $5.94        210,000      $7.55         150,500     $7.98
Exercised                                    --         --       (118,000)     $6.44          (2,333)    $5.14
Forfeited                               (74,833)     $7.01        (91,167)     $6.83        (205,666)    $6.64
-------------------------------------------------------------------------------------------------------------------
Outstanding at end of year              785,500      $6.94        650,833      $7.27         650,000     $6.97
-------------------------------------------------------------------------------------------------------------------

Exercisable at end of year              439,331      $7.10        303,167      $7.01         355,834     $6.76
-------------------------------------------------------------------------------------------------------------------

Weighted-average fair value of
   options granted during the year      $  3.71                   $  4.67


FIXED PRICE STOCK OPTIONS

                                                 WEIGHTED-     WEIGHTED-                     WEIGHTED-
                                   OPTIONS        AVERAGE       AVERAGE        OPTIONS        AVERAGE
                                 OUTSTANDING     EXERCISE      EXERCISE      EXERCISABLE     EXERCISE
   RANGE OF EXERCISE PRICES      AT 6/30/97        PRICE         PRICE       AT 6/30/97        PRICE
---------------------------------------------------------------------------------------------------------
$3.50 - $5.94                       52,000          8.11        $ 5.44          47,000        $ 5.65
$6.00 - $8.19                      733,500          8.13        $ 7.06         392,331        $ 7.28
---------------------------------------------------------------------------------------------------------
                                   785,500          8.13        $ 6.94         439,331        $ 7.10
---------------------------------------------------------------------------------------------------------

INTERTAN, INC.
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


As discussed in Note 1, the Company adopted the disclosure-only provision of FAS
123. Accordingly, because the exercise price of the stock options granted is equal to the market price of the common stock on the date of grant, no compensation expense has been recognized with respect to stock options granted during fiscal 1997, 1996 or 1995. Had the Company fully adopted FAS 123, the estimated fair value of the options granted would have been amortized to compensation expense over the vesting period. Pro forma information is presented below as if the Company had fully adopted the fair value method described in FAS 123.

                                                              1997                       1996
---------------------------------------------------------------------------------------------------------
                                                        AS           PRO           As           Pro
(in thousands except per share amounts)              REPORTED       FORMA       Reported       Forma
---------------------------------------------------------------------------------------------------------
Net loss                                             $(16,609)     $(17,172)     $(2,241)     $(2,417)

Primary net loss per average common share            $  (1.45)     $  (1.50)     $ (0.21)     $ (0.22)

Fully diluted net loss per average common share      $  (1.45)     $  (1.50)     $ (0.21)     $ (0.22)


For purposes of the pro forma information above, the fair value of each option granted for each year was estimated as of the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions for fiscal year 1997 and 1996, respectively: expected volatility of 53.9% and 54.1%, risk free interest rates of 6.2% and 5.6%, expected lives of seven years for both years and expected dividend yields of 0.0% for both years.

The effects of applying FAS 123 in this pro forma disclosure are not indicative of future amounts as the pro forma amounts above do not include the impact of stock options granted prior to fiscal 1996 and additional awards are anticipated in the future.

NOTE 12  PREFERRED STOCK PURCHASE RIGHTS

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

NOTE 13  GEOGRAPHIC AREAS

The Company operates in one industry segment: consumer electronics retailing. The principal geographic areas of InterTAN's operations are Canada, Australia, the United Kingdom and, previously, continental Europe. Prior to fiscal year 1995, units operating outside North America reported on a May 31 fiscal year end. Effective with fiscal year 1995, the Company's subsidiaries in Australia and the United Kingdom changed their fiscal year end to June 30 to coincide with that of the parent Company. As a consequence of this change, losses for the month of June, 1994, in Australia and the United Kingdom, which totaled $1,740,000, were charged directly to retained earnings.

As previously discussed in Note 5, the operating loss in the United Kingdom for fiscal year 1997 includes a non-cash impairment charge of $10,042,000. In addition, as discussed in Note 6, the Company has closed all company-operated outlets in continental Europe. A credit provision of $1,600,000 was recorded in continental European income for 1995.

INTERTAN, INC.
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The following table shows net sales, operating profit and identifiable assets by geographic area for fiscal years 1997, 1996 and 1995 (in thousands). Transfers between geographic areas were immaterial:

                                                            United    Continental
                                     Canada   Australia    Kingdom       Europe       Total
--------------------------------------------------------------------------------------------------------------
JUNE 30, 1997
Net sales and operating revenues    $251,907   $102,628   $164,783     $     --     $519,318
Other income                               9        363        268           --          640
 ...............................................................................................
 Net sales and other income         $251,916   $102,991   $165,051     $     --     $519,958

-----------------------------------------------------------------------------------------------
Operating profit (loss)             $ 18,826   $  4,721   $(23,147)    $     --     $    400
General corporate expenses                                                            (4,201)
Foreign currency transaction gains                                                       610
Interest expense, net                                                                 (6,663)
 ...............................................................................................
 Loss before income taxes                                                           $ (9,854)

-----------------------------------------------------------------------------------------------
Identifiable assets                 $121,564   $ 51,640   $ 69,959     $  1,680     $244,843
Corporate assets                                                                       9,464
 ...............................................................................................
 Total assets                                                                       $254,307

-----------------------------------------------------------------------------------------------
JUNE 30, 1996
Net sales and operating revenues    $249,413   $ 93,896   $163,136     $     --     $506,445
Other income                              41        426        435           --          902
 ...............................................................................................
 Net sales and other income         $249,454   $ 94,322   $163,571           --     $507,347

-----------------------------------------------------------------------------------------------
Operating profit (loss)             $ 21,274   $  2,777   $ (7,807)    $     --     $ 16,244
General corporate expenses                                                            (4,615)
Foreign currency transaction gains                                                       338
Interest expense, net                                                                 (6,709)
 ...............................................................................................
 Income before income taxes                                                         $  5,258

-----------------------------------------------------------------------------------------------
Identifiable assets                 $124,404   $ 48,839   $ 75,948     $  2,111     $251,302
Corporate assets                                                                      10,331
 ...............................................................................................
 Total assets                                                                       $261,633

-----------------------------------------------------------------------------------------------
JUNE 30, 1995
Net sales and operating revenues    $243,949   $ 83,724   $164,078     $     --     $491,751
Other income                             413        362        442           --        1,217
 ...............................................................................................
 Net sales and other income         $244,362   $ 84,086   $164,520     $     --     $492,968

-----------------------------------------------------------------------------------------------
Operating profit (loss)             $ 22,820   $    534   $ (5,954)    $  1,600     $ 19,000
General corporate expenses                                                            (5,139)
Foreign currency transaction losses                                                     (314)
Interest expense, net                                                                 (7,462)
 ...............................................................................................
 Income before income taxes                                                         $  6,085

-----------------------------------------------------------------------------------------------
Identifiable assets                 $128,214   $ 41,837   $ 67,105     $  2,427     $239,583
Corporate assets                                                                      22,456
 ...............................................................................................
 Total assets                                                                       $262,039
-----------------------------------------------------------------------------------------------

INTERTAN, INC.
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 14  QUARTERLY DATA (UNAUDITED)

                                                     Quarter Ended
                                                     September 30
(In thousands, except per share data)              1996          1995
--------------------------------------------------------------------------
Net sales and operating revenues                 $112,287      $113,672
Other income                                          141           203
 ..........................................................................
                                                  112,428       113,875
Operating costs and expenses:
 Cost of products sold                             61,557        63,463
 Selling, general and administrative expenses      50,847        48,247
 Depreciation and amortization                      2,217         1,832
 Impairment of long-lived assets
 ..........................................................................
                                                  114,621       113,542
 ..........................................................................

Operating income (loss)                            (2,193)          333

 Foreign currency transaction (gains) losses         (195)         (148)
 Interest expense, net                              1,597         1,738
 ..........................................................................

Income (loss) before income taxes                  (3,595)       (1,257)
Provision for income taxes                          1,012           948
 ..........................................................................

Net income (loss)                                $ (4,607)     $ (2,205)

--------------------------------------------------------------------------

Primary net income (loss) per average
 common share                                    $  (0.41)     $  (0.21)
Fully diluted net income (loss) per average
 common share/(1)/                               $  (0.41)     $  (0.21)
 ..........................................................................

AVERAGE COMMON SHARES OUTSTANDING                  11,231        10,453

AVERAGE COMMON SHARES OUTSTANDING
 ASSUMING FULL DILUTION                            11,231        10,453
--------------------------------------------------------------------------

(1) THE SUM OF FULLY DILUTED EARNINGS PER SHARE FOR THE FOUR QUARTERS ENDING JUNE 30, 1997 AND 1996 DOES NOT EQUAL THE FULLY DILUTED EARNINGS PER SHARE AS REPORTED FOR THE RESPECTIVE YEARS PRIMARILY BECAUSE THE COMPANY'S CONVERTIBLE DEBENTURES WERE DILUTIVE IN THE SECOND QUARTER, BUT ANTI-DILUTIVE IN ALL OTHER QUARTERS AND FOR EACH YEAR AS A WHOLE.

INTERTAN, INC.
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



   QUARTER ENDED        QUARTER ENDED        QUARTER ENDED
    DECEMBER 31            MARCH 31             JUNE 30
 1996         1995    1997         1996    1997         1996
---------------------------------------------------------------
$190,934   $181,411  $109,555   $108,757  $106,542   $102,605
     115        298       289        196        95        205

 ...............................................................
 191,049    181,709   109,844    108,953   106,637    102,810

 108,976    103,788    58,802     59,410    57,500     55,391
  64,895     59,667    50,766     48,840    50,703     48,940
   2,379      1,981     2,566      2,014     2,509      2,145
      --         --        --         --    10,042         --
 ...............................................................

 176,250    165,436   112,134    110,264   120,754    106,476
 ...............................................................

  14,799     16,273    (2,290)    (1,311)  (14,117)    (3,666)

    (731)       (44)      124        (69)      192        (77)
   1,908      1,909     1,503      1,516     1,655      1,546
 ...............................................................

  13,622     14,408    (3,917)    (2,758)  (15,964)    (5,135)
   4,145      4,071     1,216      1,350       382      1,130
 ...............................................................

$  9,477   $ 10,337  $ (5,133)  $ (4,108) $(16,346)  $ (6,265)

---------------------------------------------------------------

$   0.83   $   0.93  $  (0.45)  $  (0.38) $  (1.40)  $  (0.57)
$   0.57   $   0.58  $  (0.45)  $  (0.38) $  (1.40)  $  (0.57)

 ...............................................................

  11,366     11,148    11,527     10,943    11,706     11,069

  18,111     17,893    11,527     10,943    11,706     11,069
---------------------------------------------------------------

INTERTAN, INC.
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


REPORT OF INDEPENDENT ACCOUNTANTS


 TO THE BOARD OF DIRECTORS AND STOCKHOLDERS of InterTAN, Inc.

  In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of InterTAN, Inc. and its subsidiaries at June 30, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which required that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



/s/Price Waterhouse LLP



Fort Worth, Texas
September 11, 1997



MARKET PRICE AND RELATED MATTERS

The high and low closing prices in U.S. dollars of InterTAN's common stock on the New York Stock exchange for each full quarterly period within the two most recent fiscal years is as set out below:


QUARTER ENDED       HIGH      LOW

-------------------------------------
June 1997         $ 4       $ 3 3/8
March 1997          4 3/4     3 7/8
December 1996       6 3/8     4 5/8
September 1996      6 5/8     5 5/8
June 1996           6 7/8     5 1/4
March 1996          6 1/2     4 5/8
December 1995       9 3/8     7 1/8
September 1995     10         7 1/4

-------------------------------------

     As of August 31, 1997 there were approximately 11,400 record shareholders of InterTAN's common stock.

     InterTAN has never declared cash dividends. Based upon InterTAN's long-term growth opportunities, in the opinion of management, the stockholders are best served by reinvesting all profits. Further, InterTAN is currently precluded from paying dividends under the Secured Loan Agreement and Syndicated Loan Agreement.